Exhibit 2.1

The following constitutes the ruling of the court and has the force and effect therein described.

Signed March 3, 2017	United States Bankruptcy Judge

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

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In re:	:	Chapter 11
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CHC GROUP LTD. et al.,	:	Case No. 16–31854 (BJH)
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Debtors.	:	(Jointly Administered)
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FINDINGS OF FACT, CONCLUSIONS OF LAW,
AND ORDER CONFIRMING THE DEBTORS’ FOURTH
AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

WHEREAS CHC Group Ltd. and its above-captioned debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), as “proponents of the plan” within the meaning of section 1129 of title 11 of the United States Code (the “Bankruptcy Code”) filed the Second Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors, dated December 19, 2016 [Docket No. 1371] (such plan, as transmitted to parties in interest being the “Second Amended Plan,” and as subsequently modified, including by the Non-Material Amendments (as defined below) and the Notice of Additional Plan Change (as defined below), all such modifications, as collected in the Fourth Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors [Docket No. 1701], collectively, the “Plan”)1 and the Revised Disclosure Statement for the Second Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors, dated December 20, 2016 [Docket No. 1379] (as transmitted to parties in interest, the “Disclosure Statement”); and

1 Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan, a copy of which is annexed hereto as Exhibit A. Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) shall have the meaning ascribed to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

WHEREAS on December 20, 2016, the Bankruptcy Court entered an order [Docket No. 1382] (the “Disclosure Statement Order”), which, among other things, (i) approved the Disclosure Statement under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, (ii) established February 13, 2017 as the date for the commencement of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), (iii) approved confirmation procedures for the Plan, including establishing notice and objection procedures in respect of confirmation of the Plan and approving the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), (iv) approved certain procedures for the Debtors’ rights offering, including the form of subscription forms for subscribing to participate in the rights offering (the “Subscription Forms”), and (v) established certain procedures for soliciting and tabulating votes with respect to the Second Amended Plan (the “Solicitation Procedures”); and

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WHEREAS on or before December 28, 2016, the Debtors, through their administrative agent, Kurtzman Carson Consultants (the “Solicitation Agent”), caused the following materials (the “Solicitation Packages”) to be transmitted as set forth in the Certificate of Service of Andres A. Estrada re Solicitation Packages Related to the Second Amended Joint Chapter 11 Plan of Reorganization of CHC Group Ltd. and its Affiliated Debtors [Docket No. 1454] (the “Solicitation Affidavit”), evidencing the timely service of, as applicable, the Disclosure Statement (with the Second Amended Plan annexed thereto) and related solicitation and rights offering materials, and such service is adequate as provided by Bankruptcy Rule 3017(d):

(i)	as to holders of Claims in Class 3 (Revolving Credit Agreement Claims), and Class 4 (ABL Credit Agreement Claims) entitled to vote, the Confirmation Hearing Notice, the Disclosure Statement (with the Second Amended Plan annexed thereto), the Disclosure Statement Order (without exhibits), and an appropriate form of ballot and return envelope (such ballot and return envelope being referred to as a “Ballot”); and

(ii)	as to holders of Claims in Class 5 (Senior Secured Notes Claims) entitled to vote, the Confirmation Hearing Notice, the Disclosure Statement (with the Second Amended Plan annexed thereto), the Disclosure Statement Order (without exhibits), a Ballot, and certain forms in connection with the Rights Offering, including a Subscription Form; and

(iii)	as to holders of Claims in Class 6 (Unsecured Notes Claims) entitled to vote, the Confirmation Hearing Notice, the Disclosure Statement (with the Second Amended Plan annexed thereto), the Disclosure Statement Order (without exhibits), a Ballot, a letter recommending acceptance of the Second Amended Plan from the Creditors’ Committee, and certain forms in connection with the Rights Offering, including a Subscription Form; and

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(iv)	as to holders of Claims in Class 7 (General Unsecured Claims) and Class 8 (Convenience Claims) entitled to vote, the Confirmation Hearing Notice, the Disclosure Statement (with the Second Amended Plan annexed thereto), the Disclosure Statement Order (without exhibits), a Ballot, and a letter recommending acceptance of the Second Amended Plan from the Creditors’ Committee; and

(v)	as to holders of Claims or Interests, as applicable, in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 9 (Intercompany Claims), and Class 11 (Intercompany Interests), the Confirmation Hearing Notice and a Notice of Non-Voting Status – Unimpaired Classes; and

(vi)	as to holders of Interests in Class 10 (Existing CHC Interests), the Confirmation Hearing Notice and a notice of Non-Voting Status – Deemed to Reject Class; and

(vii)	as to the enumerated list of notice parties identified in the Solicitation Affidavit and all parties who have requested notice in these chapter 11 cases pursuant to Bankruptcy Rule 2002, the Confirmation Hearing Notice, the Disclosure Statement (with the Second Amended Plan annexed thereto), and the Disclosure Statement Order (without exhibits); and

(viii)	as to all other parties in interest, the Confirmation Hearing Notice; and

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WHEREAS Affidavits of Publication were filed evidencing publication of the Confirmation Hearing Notice in (i) The Globe and Mail on December 23, 2016 [Docket No. 1561], (ii) The Wall Street Journal (Global Edition—North America, Europe, and Asia) on December 27, 2016 in North America and Asia, and on December 28, 2016 in Europe, [Docket No. 1562], and (iii) the Cayman Gazette on January 3, 2017 [Docket No. 1600] (collectively, the “Publication Affidavits”) in accordance with the Disclosure Statement Order; and

WHEREAS on January 22, 2017, the Debtors filed the Plan Supplement with respect to the Plan [Docket No. 1519], as modified by the Debtors’ First Amendment to the Plan Supplement [Docket No. 1654] (as the documents contained therein may have been or may be further amended or supplemented, collectively, the “Plan Supplement”), and due and proper notice of the filing of the Plan Supplement was served on the appropriate parties, as established by the Certificate of Service of Aljaira N. Duarte re: Documents Served on January 23, 2017 [Docket No. 1583] and the Certificate of Service of Andres A. Estrada re: Documents Served on or before February 9, 2017 [Docket No. 1675] (collectively, the “Plan Supplement Affidavits”); and

WHEREAS on January 24, 2017, the Debtors, through the Solicitation Agent, caused certain notices, revised instructions, and revised Subscription Forms related to the Rights Offering to be transmitted as set forth in the Certificate of Service of Ashley Kuarsingh re: Documents Served on January 13, 2017 [Docket No. 1535]; and

WHEREAS certain objections to confirmation of the Plan (collectively, the “Objections”) were filed; and

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WHEREAS on February 8, 2017, the Debtors filed (i) a memorandum of law in support of confirmation and an omnibus response to the Objections (the “Confirmation Brief and Response”) [Docket No. 1634], (ii) the Declaration of Robert A. Del Genio in Support of Confirmation of the Plan, dated February 8, 2016 [Docket No. 1640] (the “Del Genio Confirmation Declaration”), (iii) the Declaration of Michael Genereux in Support of Confirmation of the Plan, dated February 8, 2016 [Docket No. 1644] (the “Genereux Confirmation Declaration”), (iv) the Declaration of David W. Fowkes in Support of Confirmation of the Plan, dated February 8, 2016 [Docket No. 1643] (the “Fowkes Declaration”, and the Del Genio Confirmation Declaration, the Genereux Confirmation Declaration, and the Cox Confirmation Declaration, collectively, the “Confirmation Declarations”); and

WHEREAS on February 8, 2017, the Creditors’ Committee filed its Statement of the Official Committee of Unsecured Creditors in Support of Confirmation of the Third Amended Joint Plan of CHC Group Ltd. and its Affiliated Debtors and Reply to Objections [Docket No. 1636] (the “Creditors’ Committee Statement and Reply”); and

WHEREAS on February 8, 2017, the Ad Hoc Committee of Senior Secured Noteholders filed a joinder to the Debtors’ Confirmation Brief and Response, and reply to certain Objections [Docket No. 1637] (the “Ad Hoc Committee Joinder and Reply”); and

WHEREAS on February 8, 2017, the Bank of New York Mellon, as the Senior Secured Notes Indenture Trustee, filed a joinder and subsequently an amended joinder to the Ad Hoc Committee Joinder and Reply [Docket Nos. 1646 and 1649] (the “Senior Secured Notes Indenture Trustee Joinder and Reply”); and

WHEREAS on February 8, 2017, the Solicitation Agent filed the Certification of Andres A. Estrada with Respect to the Tabulation of Votes on the Second Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors [Docket No. 1630] (the “Ballot Certification”) attesting and certifying the method and results of the tabulation for the Classes of Claims (Class 3 (Revolving Credit Agreement Claims), Class 4 (ABL Credit Agreement Claims), Class 5 (Senior Secured Notes Claims), Class 6 (Unsecured Notes Claims), Class 7 (General Unsecured Claims), and Class 8 (Convenience Claims)), entitled to vote to accept or reject the Plan; and

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WHEREAS on February 8, 2017, the Debtors filed certain non-material amendments to the Second Amended Plan [Docket No. 1633] (the “Non-Material Amendments”); and

WHEREAS on February 10, 2017, the Debtors filed a notice of an additional amendment to Section 10.7 of the Plan [Docket No 1663] (the “Notice of Additional Plan Change”); and

WHEREAS on February 11, 2017, the Debtors filed a supplement to the Ballot Certification attesting and certifying the results of the Rights Offering [Docket No. 1673] (the “Rights Offering Certification”); and

WHEREAS on February 16, 2017, the Bankruptcy Court entered an order deeming the Ballot of ECN Capital (Aviation) Corp. (“ECN”) timely filed for Plan voting and tabulation purposes [Docket No. 1694] (the “ECN Ballot Allowance Order”); and

WHEREAS the Confirmation Hearing began on February 13, 2017, and the evidentiary record of the Confirmation Hearing was originally closed on that date; and

WHEREAS the Debtors, ECN, KLS Diversified Asset Management LP (“KLS”), the Creditors’ Committee, and the Ad Hoc Committee of Senior Secured Noteholders filed post-hearing supplemental briefs on certain issues requested by the Bankruptcy Court (collectively, the “Supplemental Briefing”); and

WHEREAS on March 3, 2017, the Bankruptcy Court granted an order approving a settlement between the Debtors and ECN (the “ECN Settlement”); and

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WHEREAS on March 3, 2017, in connection with the ECN Settlement, ECN withdrew its objection to confirmation and the Bankruptcy Court granted an order changing ECN’s votes from rejecting to accepting (the “ECN Ballot Change Order”); and

WHEREAS on March 1, 2017, the Debtors filed the Declaration of Robert A. Del Genio in Support of Confirmation of the Fourth Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors [Docket No. 1780] (the “Supplemental Del Genio Declaration”);

WHEREAS on March 1, 2017, the Debtors filed the Declaration of Imran Hayat in Support of Confirmation of the Fourth Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors [Docket No. 1781] (the “Supplemental Hayat Declaration”);

WHEREAS the Bankruptcy Court exercised its discretion to reopen the record of the Confirmation Hearing to consider further evidence, including with respect to the Plan’s compliance with section 1129(a)(7) of the Bankruptcy Code; and

WHEREAS on March 3, 2017, the Bankruptcy Court held a hearing where additional evidence in support of confirmation of the Plan was adduced; and

NOW, THEREFORE, based on the Ballot Certification, the ECN Ballot Allowance Order, the ECN Ballot Change Order, the Rights Offering Certification, the Confirmation Declarations, the Debtors’ Confirmation Brief and Response, the Creditors’ Committee Statement and Reply, the Ad Hoc Committee Joinder and Reply, the Senior Secured Notes Indenture Trustee Joinder and Reply, the Supplemental Briefing, the Supplemental Del Genio Declaration, the Supplemental Hayat Declaration, the Solicitation Affidavit, the Publication Affidavits, and the Plan Supplement Affidavits; and upon (i) the record of the Confirmation Hearing, including all the evidence proffered or adduced at, the Objections filed in connection with, and the arguments of counsel made at, the Confirmation Hearing and any related status conferences, (ii) any post-hearing briefing of the parties, including the Supplemental Briefing, and (iii) the record of the Chapter 11 Cases; and after due deliberation thereon and sufficient cause appearing therefor:

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FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED THAT:

A.            Findings and Conclusions. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.            Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)). The Bankruptcy Court has jurisdiction over the Debtors’ Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b) and this Bankruptcy Court has jurisdiction to enter a final order with respect thereto. Venue is proper before this Bankruptcy Court pursuant to 28 U.S.C. §§ 1408 and 1409. The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

C.            Chapter 11 Petitions. On May 5, 2016 (the “Petition Date”), each Debtor commenced with this Bankruptcy Court a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”). The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. Further, in accordance with an order of this Bankruptcy Court, the Chapter 11 Cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).

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D.            Statutory Committee. On May 13, 2016, the U.S. Trustee appointed an official committee of unsecured creditors (the “Creditors’ Committee”) pursuant to section 1102 of the Bankruptcy Code. Membership on the Creditors’ Committee has been modified from time to time.

E.            As of the date hereof, the Creditors’ Committee consists of the following five members: (i) Global Helicopters Pilots Association, (ii) Airbus Helicopters (SAS) / Airbus Helicopters, Inc., (iii) Milestone Aviation Group Limited, (iv) Delaware Trust Company (as successor to Law Debenture Trust Company of New York), as indenture trustee, and (v) Sikorsky Commercial, Inc. No trustee or examiner has been appointed in the Chapter 11 Cases pursuant to section 1104 of the Bankruptcy Code.

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F.            Plan Support Agreement and Backstop Agreement. The Debtors engaged in extensive, arms’ length and good faith negotiations with their key creditor constituencies, which culminated in (i) that certain Plan Support Agreement (including all exhibits thereto), dated as of October 11, 2016 [Docket No. 956], as amended, restated, or otherwise modified in accordance with its terms, including as amended on November 3, 2016 [Docket No. 1129] and November 23, 2016 [Docket No. 1263] (the “Plan Support Agreement”) by and among (a) the Debtors, (b) The Milestone Aviation Group Limited (“Milestone”), The Milestone Aviation Asset Holding Group No. 1 Ltd, The Milestone Aviation Asset Holding Group No. 8 Ltd, The Milestone Aviation Asset Holding Group No. 20 Ltd, The Milestone Aviation Asset Holding Group No. 25 Ltd; Milestone Export Leasing, Limited, GE Capital Equipment Finance Ltd, and GE European Equipment Finance (Aircraft No. 2) Limited (collectively with Milestone, the “Milestone Parties”), (c) the beneficial holders, or investment advisors or managers for the account of such beneficial holders, of Senior Secured Notes (as herein defined) that have executed the Plan Support Agreement (the “Plan Sponsors”), (d) the Creditors’ Committee, (e) Solus Alternative Asset Management LP and Marble Ridge Capital LP as beneficial holders, or investment advisors or managers for the account of such beneficial holders, of Unsecured Notes (as herein defined), together with any of their respective successors and permitted assigns under the Plan Support Agreement, that have executed the Plan Support Agreement (the “Individual Creditor Parties”), and (f) each of the other beneficial owners (or investment managers or advisors for the beneficial owners) of the Senior Secured Notes, Unsecured Notes, or Claims against the Debtors, in each case, that has become a party to the Plan Support Agreement in accordance with its terms by executing and delivering a Joinder Agreement (as defined in the Plan Support Agreement), together with any of their respective successors and permitted assigns under the Plan Support Agreement (the “Additional Consenting Parties” and together with the Milestone Parties, the Plan Sponsors, the Creditors’ Committee, and the Individual Creditor Parties, the “Consenting Creditor Parties”), (ii) that certain Backstop Agreement (including all exhibits thereto), dated as of October 11, 2016 [Docket No. 956], as amended, restated or otherwise modified in accordance with its terms by and among CHC Parent and the Backstop Parties, and (iii) that certain Term Sheet (including all appendices, exhibits, and schedules thereto) between CHC Parent and Milestone Regarding Restructuring of Lease Transaction for Certain Rotor Wing Aircraft and Certain Other Transactions, dated as of October 11, 2016, as amended, restated or otherwise modified in accordance with its terms [Docket No. 956] (the “Milestone Term Sheet”). On October 11, 2016, the Debtors filed the Debtors’ Motion for an Order Pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code and Bankruptcy Rules 6004 and 9019 Authorizing the Debtors to Enter into and Approving Plan Support Agreement, Backstop Agreement and Milestone Term Sheet [Docket No. 953, refiled as Docket No. 956] (the “Support Agreements Approval Motion”), which was approved by an order of the Bankruptcy Court dated December 20, 2016 [Docket No. 1381].

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G.            Judicial Notice. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases, including, but not limited to, the hearing to consider the adequacy of the Disclosure Statement and hearings to consider approval of the Support Agreements Approval Motion.

H.            Burden of Proof. The Debtors have the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules by a preponderance of the evidence. With respect to each Debtor and each element of sections 1129(a) and (b) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, the Debtors have met their burden.

I.            Adequacy of the Disclosure Statement. Pursuant to the Disclosure Statement Order, entered on December 20, 2016, the Bankruptcy Court approved the Disclosure Statement and found, among other things, that the Disclosure Statement contained “adequate information” within the meaning of section 1125 of the Bankruptcy Code and authorized the Debtors to solicit acceptances and rejections of the Plan. Prior to the transmission of the Disclosure Statement, the Debtors did not solicit acceptances of the Plan by any holder of Claims or Equity Interests.

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J.            Solicitation. On or before December 28, 2016, the Debtors, through the Solicitation Agent, caused the Solicitation Packages to be transmitted and served in compliance with the Bankruptcy Code, Bankruptcy Rules, Local Bankruptcy Rules, and the Disclosure Statement Order. As set forth in the Solicitation Affidavit, the Solicitation Packages were transmitted to and served on holders of Revolving Credit Agreement Claims (Class 3), ABL Credit Agreement Claims (Class 4), Senior Secured Notes Claims (Class 5), Unsecured Notes Claims (Class 6), General Unsecured Claims (Class 7), and Convenience Claims (Class 8), respectively, in compliance with the Solicitation Procedures. Each holder of a Revolving Credit Agreement Claim (Class 3), ABL Credit Agreement Claim (Class 4), Senior Secured Notes Claim (Class 5), Unsecured Notes Claim (Class 6), General Unsecured Claim (Class 7), and Convenience Claim (Class 8) eligible to vote pursuant to the Solicitation Procedures received a Ballot. The Debtors were not required to solicit votes from the holders of Claims or Interests in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 9 (Intercompany Claims), and Class 11 (Intercompany Interests) (collectively, the “Unimpaired Classes”), as each such class is Unimpaired under the Plan. The Debtors were not required to solicit votes from the holders of Interests in Class 10 (Existing CHC Interests) (the “Non-Voting Impaired Class”) as such Class will not receive or retain any recovery under the Plan and is deemed to reject the Plan. As described in and as evidenced by the Ballot Certification and the Publication Affidavits, the transmittal and service of the Solicitation Package (all of the foregoing, the “Solicitation”) were timely, adequate, and sufficient under the circumstances and no other or further Solicitation was or shall be required. The Solicitation complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order.

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K.            Rights Offering. The Rights Offering was conducted in accordance with the Rights Offering Procedures and the Disclosure Statement Order, including the mailing of subsequent notices regarding the calculation of the subscription rights. The Debtors solicited subscriptions to the Rights Offering in good faith and in compliance with the Rights Offering Procedures, applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and any applicable non-bankruptcy laws, rules or regulations.

L.            Mailing and Publication of Confirmation Hearing Notice. On December 28, 2016, the Debtors caused to be mailed the Confirmation Hearing Notice to the Notice Parties and other parties in interest in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order. The Debtors published a notice substantially similar to the Confirmation Hearing Notice in (i) The Wall Street Journal (Global Edition—North America, Europe, and Asia) on December 27, 2016 in North America and Asia, and on December 28, 2016 in Europe, (ii) The Globe and Mail on December 23, 2016, and (iii) the Cayman Gazette on January 3, 2017. See Publication Affidavits [Docket Nos. 1562, 1561, and 1600]. The Debtors have given proper, adequate, and sufficient notice of the Plan, the Confirmation Hearing, the deadlines for filing objections to and voting on the Plan, and the deadline for exercising Subscription Rights as required by the Bankruptcy Rules and the Disclosure Statement Order to all known holders of Claims or Interests and all Notice Parties. No other or further notice was or shall be required.

M.            Tabulation Results. On February 8, 2017, the Debtors filed the Ballot Certification certifying the method and results of the Ballots tabulated for Revolving Credit Agreement Claims (Class 3), ABL Credit Agreement Claims (Class 4), Senior Secured Notes Claims (Class 5), Unsecured Notes Claims (Class 6), General Unsecured Claims (Class 7), and Convenience Claims (Class 8). These tabulation results were subsequently modified by the ECN Ballot Allowance Order and ECN Ballot Change Order. As set forth in the Ballot Certifications, as modified by the ECN Ballot Allowance Order and ECN Ballot Change Order:

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(a)	87.10% in amount and 87.50% in number of holders of Revolving Credit Agreement Claims (Class 3) that voted on the Plan by the Voting Deadline at each Debtor voted to accept the Plan;

(b)	100% in amount and 100% in number of holders of ABL Credit Agreement Claims (Class 4) that voted on the Plan by the Voting Deadline at each Debtor voted to accept the Plan;

(c)	99.99% in amount and 99.43% in number of holders of Senior Secured Notes Claims (Class 5) that voted on the Plan by the Voting Deadline at each Debtor voted to accept the Plan;

(d)	100% in amount and 100% in number of holders of Unsecured Notes Claims (Class 6) that voted on the Plan by the Voting Deadline at each Debtor voted to accept the Plan;

(e)	more than 99.93% in amount and more than 72.73% in number of holders of General Unsecured Claims (Class 7) that voted on the Plan by the Voting Deadline, or whose late-filed Ballots were deemed timely filed by the Bankruptcy Court, at each Debtor, voted to accept the Plan;

(f)	with the exception of Heli-One (Netherlands) B.V., more than 90.56% in amount and more than 81.82% in number of holders of Convenience Claims (Class 8) that voted on the Plan by the Voting Deadline at each Debtor voted to accept the Plan; and

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(g)	0% in amount and 0% in number of holders of Convenience Claims (Class 8) that voted on the Plan by the Voting Deadline at Heli-One (Netherlands) B.V. voted to accept the Plan.

N.           Accordingly, pursuant to the requirements of section 1126 of the Bankruptcy Code, the Bankruptcy Court finds that holders of Revolving Credit Agreement Claims (Class 3), ABL Credit Agreement Claims (Class 4), Senior Secured Notes Claims (Class 5), Unsecured Notes Claims (Class 6), General Unsecured Claims (Class 7), and, with the exception of Heli-One (Netherlands) B.V., Convenience Claims (Class 8), accepted the Plan (the “Impaired Accepting Classes”), and holders of Convenience Claims (Class 8) at Heli-One (Netherlands) B.V. rejected the Plan (the “Rejecting Class”). All procedures used to tabulate the Ballots were fair, reasonable, and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order.

O.           Separability. The Plan constitutes a separate chapter 11 plan for each Debtor. Voting was calculated on a Debtor-by-Debtor basis, and, except as otherwise provided in the Plan or this Order, distributions will be made on a Debtor-by-Debtor basis.

P.           Plan Supplement. The materials contained in the Plan Supplement comply with the terms of the Plan, and the filing and notice of such documents was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Disclosure Statement Order, and no other or further notice is or shall be required. All documents included in the Plan Supplement, except the Management Incentive Plan Term Sheet and the Short Term Incentive Plan Term Sheet, which were included in the Plan Supplement for disclosure purposes only in accordance with section 1129(a)(5), are integral to, part of, and incorporated by reference into the Plan. In accordance with the consent rights set forth in the Plan Support Agreement, the Plan Supplement may be altered, amended, updated, or modified the prior to the Effective Date, subject to the terms of this Order.

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Q.           Modifications of the Plan. Pursuant to and in compliance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtors proposed certain modifications to the Plan as reflected herein and/or in modified or amended versions of the Plan and Plan Supplement filed with the Court prior to entry of this Order (collectively, the “Plan Modifications”). In accordance with Bankruptcy Rule 3019, the Plan Modifications do not (i) constitute material modifications of the Plan under section 1127 of the Bankruptcy Code, (ii) require additional disclosure under section 1125 of the Bankruptcy Code; (iii) cause the Plan to fail to meet the requirements of sections 1122 or 1123 of the Bankruptcy Code, (iv) materially and adversely change the treatment of any Claims or Intrests, (v) require re-solicitation of any holders of Claims or Interests, or (vi) require that any such holders be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Under the circumstances, the form and manner of notice of the proposed Plan Modifications are adequate, and no other or further notice of the proposed Plan Modifications is necessary or required. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims or Interests who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified by the Plan Modifications. No holder of a Claim or Interest that has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Plan Modifications.

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R.           Bankruptcy Rule 3016(a). In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as proponents of the Plan. The Debtors appropriately filed the Disclosure Statement and the Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b). The discharge, release, injunction and exculpation provisions of the Plan are set forth in bold and with specific and conspicuous language, thereby complying with Bankruptcy Rule 3016(c).

The Global Settlement Embodied in the Plan is Reasonable and in the Best Interests of the Estates

S.           The Global Settlement, as an Integrated Whole, Reasonably Resolves Numerous, Complex Disputes and Maximizes the Value of the Debtors’ Estates. The evidence establishes that the complexity of the Debtors’ Chapter 11 Cases necessitated a consensual exit strategy. With global operations, a multi-layered capital structure, and the need for a significant fleet reconfiguration, the evidence establishes that the Debtors faced the potential for complex disputes on multiple fronts, including regarding (i) the amount, value, and treatment of ABL Credit Agreement Claims, Senior Secured Notes Claims, and Unsecured Notes Claims against the Debtors; (ii) the validity, extent, and priority of the Liens securing the Senior Secured Notes; (iii) the value of the Debtors’ encumbered and unencumbered Assets; (iv) potential adequate protection or diminution in value Claims that could be asserted by holders of Senior Secured Notes; (v) potential Claims to surcharge Collateral under Bankruptcy Code section 506(c); (vi) the allocation of distributable value among the creditor classes; and (vii) the Equity Value and the total enterprise value of the reorganized company as a going concern. The litigation of any one of these issues would be costly and potentially time consuming, reducing liquidity and value otherwise available for creditor recoveries, and the evidence establishes that the Debtors concluded that it was in the best interests of the Debtors’ stakeholders to resolve such disputes and related matters on the terms set forth in the Plan. For the reasons stated herein, this Court agrees and so finds.

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T.           The evidence establishes that each of the factors to be considered in determining whether to approve a settlement pursuant to Bankruptcy Rule 9019 — probability of success, complexity and likely duration of litigation, and certain other factors bearing on the wisdom of the compromise — weighs in favor of resolution of the parties’ disputes on the terms set forth in the Plan. In addition, the evidence establishes that sound business justifications exist for the Debtors to enter into the global settlement embodied in the Plan. Specifically, the Plan represents a consensual, global and immediate resolution of numerous, complex disputes among the parties, and affords significant value to the Debtors’ estates. The global settlements underlying the Plan, and the treatment of creditors as provided under the Plan, are the culmination of months of rigorous arms-length and good faith negotiations among the Debtors, the Creditors’ Committee, the Plan Sponsors, the Backstop Parties and certain of the Debtors’ other key stakeholders. Each component of the global settlement is an integral, integrated, and inextricably linked part of the Plan that is not severable from the entirety of the global settlements and the Plan. The settlements not only avoid costly litigation and time-delays, but also provide the means to effectively reorganize the Debtors’ businesses. Accordingly, the Debtors have met their burden of proving that the global settlement embodied by the Plan, and the treatment of creditors as provided under the Plan, are fair, reasonable and in the best interests of the Debtors’ chapter 11 estates and the Debtors’ stakeholders.

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Compliance with Requirements of Section 1129 of Bankruptcy Code

U.           Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code and thereby satisfies section 1129(a)(1) of the Bankruptcy Code. More particularly:

(a)           Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Expense Claims (Section 2.1 of the Plan), Fee Claims (Section 2.2 of the Plan), and Priority Tax Claims (Section 2.3 of the Plan), which need not be classified, Article III of the Plan classifies eleven (11) Classes of Claims and Interests for each of the Debtors. To the extent there are no Allowed Claims or Interests with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. The Claims or Interests placed in each Class are substantially similar to the other Claims or Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims or Interests created under the Plan. The definition and classification of Convenience Claims (Class 8) is reasonable and necessary for administrative convenience. The Plan therefore satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

(b)           Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Articles III and IV of the Plan specify that holders of Claims or Interests in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 9 (Intercompany Claims), and Class 11 (Intercompany Interests) are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

(c)           Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Articles III and IV of the Plan designate Revolving Credit Agreement Claims (Class 3), ABL Credit Agreement Claims (Class 4), Senior Secured Notes Claims (Class 5), Unsecured Notes Claims (Class 6), General Unsecured Claims (Class 7), Convenience Claims (Class 8), and Existing CHC Interests (Class 10) as impaired within the meaning of section 1124 of the Bankruptcy Code and specify the treatment of the Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

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(d)           No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code, and the payment of the Put Option Premium to the Plan Sponsors in the form of additional New Convertible Second Lien Notes does not constitute impermissible disparate treatment in violation of section 1123(a)(4) of the Bankruptcy Code.

KLS objects to confirmation on the ground that the Plan violates 11 U.S.C. § 1123(a)(4) because it affords some, but not all, holders of Class 5 Senior Secured Notes Claims the opportunity to serve as Plan Sponsors and to receive a pro rata share of the substantial Put Option Premium. KLS argues that, because of this, certain members of Class 5 will receive a higher distribution on their Claims, resulting in disparate treatment within Class 5 and a violation of section 1123(a)(4) that makes the Plan unconfirmable.

Before turning to the merits of this objection, the Court notes that Angelo, Gordon & Co. and Cross Ocean Partners (together, “AGCO”) made an identical disparate treatment argument in opposition to the Court’s prior approval of the Plan Support Agreement. KLS attempted to join in AGCO’s objection to the Court’s approval of the Plan Support Agreement, but the Court refused to consider KLS’ joinder because it was not filed until after the Court had commenced the hearing to consider approval of Plan Support Agreement and well after the objection deadline had passed.

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In considering whether the Plan Support Agreement could be approved notwithstanding AGCO’s objection, the Court held what amounted to a three-day mini-confirmation hearing at which all parties, including AGCO, were represented by highly competent counsel. The Court refers to the hearing as a mini-confirmation hearing because, as part of its ruling on approval of the Plan Support Agreement, it had to consider whether the Plan met the requirements of the Bankruptcy Code and had a reasonable chance of being confirmed. If the Plan was facially unconfirmable or was unconfirmable based upon the record made at the hearing to consider approval of the Plan Support Agreement, the Court would not have approved the Debtors’ entry into the Plan Support Agreement or the payment of the Put Option Premium. Ultimately, the Court approved the Debtors’ entry into the Plan Support Agreement, finding that on the record made at the hearing to consider approval of the Plan Support Agreement, there was no reason to think that the Plan was not confirmable.

However, approval of the Plan Support Agreement was subject to the rights of all parties in interest to object to confirmation of the Plan on any ground and to introduce evidence at the Confirmation Hearing in support of their objections. It is in this context that KLS raises its disparate treatment argument now. However, KLS chose not to introduce any new evidence into the record at the Confirmation Hearing, instead relying solely on the record from the hearing on approval of the Plan Support Agreement to support its objection.

In the context of Plan confirmation, the Court has again considered the record established at the hearing to consider approval of the Plan Support Agreement, which is identical to the record made at the Confirmation Hearing as it relates to this objection. For the same reasons it overruled AGCO’s objection then, it overrules KLS’ objection now, concluding that the Plan does not disparately treat Class 5 Claims and satisfies the requirements of section 1123(a)(4). Certain background facts will be helpful to understand the Court’s ruling.

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As of the Petition Date, the Debtors had outstanding funded debt obligations of approximately $1.6 billion, which included, among other amounts, approximately $1 billion principal amount of Senior Secured Notes. In its objection, KLS alleges that it is a holder of $51,154,555 in principal amount of the Senior Secured Notes.

During the Chapter 11 Cases, the Debtors negotiated with both (i) an ad hoc committee of Senior Secured Noteholders and other creditors, and (ii) an insider stakeholder(s) that remains unnamed due to confidentiality restrictions, regarding a potential new money investment and the terms of a plan of reorganization. Ultimately, the Debtors, with the advice of their professionals, chose the transaction negotiated with the ad hoc committee of Senior Secured Noteholders and executed the Plan Support Agreement to memorialize their agreement on an overall framework for a plan of reorganization and the Debtors’ exit from Chapter 11.

As noted previously, the Court ultimately approved the Debtors’ entry into the Plan Support Agreement, which included approval for the Debtors to execute the Backstop Agreement. Pursuant to the Backstop Agreement, the Plan Sponsors are required to purchase any to-be-issued New Second Lien Convertible Notes that remain unsold following consummation of the Rights Offering under the Plan. The new debt issued pursuant to the Rights Offering will be sold at a discount, with purchasers receiving a total of $433.3 million in debt in exchange for $300 million in new money.

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The Backstop Agreement also provides that the Plan Sponsors will be entitled to the Put Option Premium, which has two alternative components. If the Rights Offering is consummated, the Plan Sponsors receive a fixed fee of $30,814,815 payable in New Second Lien Convertible Notes, regardless of the amount of additional, unsubscribed notes the Plan Sponsors would ultimately be required to purchase. Alternatively, if the Rights Offering is not consummated, the Plan Sponsors will receive $21,333,333 in cash from the bankruptcy estates, payable in two equal installments of $10,666,666.50. The first installment is payable immediately upon termination of the Backstop Agreement and the second installment is payable upon consummation of any plan of reorganization, sale, or other restructuring transaction. In either event, the Put Option Premium was fully earned upon the Court’s approval of the Plan Support Agreement. With this background in mind, the Court will return to KLS’ objection that the members of Class 5 who also serve as Plan Sponsors are receiving disparate favorable treatment under the Plan.

Section 1123(a)(4) of the Bankruptcy Code requires that the Plan “provide the same treatment for each claim or interest of a particular class, unless the holder of a particular claim or interest agrees to a less favorable treatment of such particular claim or interest.” Thus, to succeed with its disparate treatment argument, this Court must find that the Put Option Premium is a distribution on the Plan Sponsors’ prepetition debt. The credible evidence in the confirmation record, however, does not support such a finding.

Notably, the Plan places each holder of a Senior Secured Notes Claim into Class 5. CHC Ex. 1 (Plan) at 1-36 (§ 4.5). The holders of Class 5 Claims are then entitled to receive the same treatment on their Claims. Id. The Put Option Premium payable to the Plan Sponsors is not a distribution on their Class 5 Claims, but is consideration for the Plan Sponsors’ commitment to backstop the Rights Offering. Although the Plan Sponsors were not ultimately required to backstop a significant portion of the Rights Offering due to third party participation, we know that now only (i) through hindsight, and (ii) after the Plan and the Rights Offering was solicited. When the Plan Sponsors agreed to backstop the Rights Offering, there was substantial uncertainty regarding the ultimate amount of their respective commitments.

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Thus, as the Court previously found at the hearing to consider approval of the Plan Support Agreement and finds again here today, the Debtors’ agreement to pay the Put Option Premium was necessary to obtain the Plan Sponsors’ commitment to backstop the Rights Offering. The Debtors wanted the assurance up front that the substantial funds they needed to demonstrate feasibility of the Plan were committed – irrespective of what might happen to the Debtors’ business and operations between the filing of the Plan and its confirmation and consummation. The Debtors received this assurance in the form of the Backstop Agreement, and the cost of that assurance was the Put Option Premium. Accordingly, the Court concludes that the payment of the Put Option Premium to the Plan Sponsors does not constitute impermissible disparate treatment in violation of section 1123(a)(4) of the Bankruptcy Code, but is instead consideration paid in return for the Plan Sponsors’ agreement to backstop the Rights Offering. See In re TCI 2 Holdings, LLC, 428 B.R. 117 (Bankr. D.N.J. 2010); see also Acequia, Inc. v. Clinton (In re Acequia, Inc.), 787 F.2d 1352 (9th Cir. 1986) (plan that permits one shareholder to serve as an officer or director, but does not extend that right to another shareholder, does not violate section 1123(a)(4) because a position as an officer and director is separate from that of a shareholder); In re Heron, Burchette, Ruckert, & Rothwell, 148 B.R. 660, 672 (Bankr. D.D.C. 1992) (“The objectors fail to distinguish between a [claimant's] treatment under the plan on account of a claim or interest and treatment for other reasons. Only the former is governed by § 1123(a)(4).”).

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For these reasons, KLS’ objection to confirmation of the Plan on the ground of disparate treatment is overruled.

(e)           Implementation of Plan (11 U.S.C. § 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including, without limitation: (i) the continued corporate existence of the Debtors; (ii) the corporate constituent documents that will govern the Reorganized Debtors after the Effective Date, including, without limitation, the Reorganized CHC Operating Agreement, the Amended Certificates of Incorporation, and the Amended By-Laws (the “Amended Organizational Documents”); (iii) the entry into the Restructuring Transactions and Registration Rights Agreement; (iv) the entry into, and incurrence of new indebtedness under the New Second Lien Convertible Notes Indenture, New Unsecured Notes Indenture, Exit Revolving Credit Agreement, New Intercreditor Agreement, and Amended and Restated ABL Credit Agreement; (v) the Rights Offering and the receipt of proceeds of the Rights Offering; (vi) issuance and distribution of New Membership Interests; (vii) distribution of Cash; (viii) the cancellation of certain existing agreements, duties, notes, instruments, certificates evidencing debt of, and Interests in the Debtors, except as evidenced in Section 5.10 of the Plan; (ix) the release of Liens; (x) the reinstatement and continuance of Intercompany Interests; (xi) the settlement of Claims; (xii) the deemed consolidation of the Debtors for the limited purpose of Plan Distribution to Class 7 (General Unsecured Claims); and (xiii) the establishment of a reserve for the payment of Disputed Claims.

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(f)            Non-Voting Equity Securities / Allocation of Voting Power (11 U.S.C. § 1123(a)(6)). The certificate of incorporation, articles of incorporation, limited liability company agreement, operating agreement, or similar governing document, as applicable, of each Debtor has been or will be amended on or prior to the Effective Date to prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. In addition, pursuant to the Plan, the only new equity interests to be issued are the New Membership Interests, which are a voting equity security. Therefore, the Plan and the issuance of the New Membership Interests comply with section 1123(a)(6) of the Bankruptcy Code.

(g)            Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)). On January 22, 2017, the Debtors filed with the Court the List of Initial Directors and Officers of CHC Helicopter I LLC (Reorganized CHC) [Docket No. 1519] (the “Initial Director and Officer List”) as Exhibit A to the Plan Supplement, identifying the directors or managers, as applicable, and, to the extent applicable, the officers, who will serve in such capacity with respect to the Reorganized Debtors. The Plan and Plan Support Agreement provisions governing the manner of selection of any officer, director, or manager under the Plan are consistent with the interests of creditors and equity security holders and with public policy in accordance with section 1123(a)(7) of the Bankruptcy Code.

(h)           Impairment/Unimpairment of Classes of Claims or Interests (11 U.S.C. § 1123(b)(1)). As contemplated by section 1123(b)(1) of the Bankruptcy Code, and pursuant to section 1124 of the Bankruptcy Code, Articles III and IV of the Plan classify and describe the treatment for the Unimpaired Classes and Impaired Classes.

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(i)           Assumption and Rejection (11 U.S.C. § 1123(b)(2)). Article VIII of the Plan governing the assumption or rejection of executory contracts and unexpired leases satisfies the requirements of sections 365(b) of the Bankruptcy Code and 1123(b)(2) of the Bankruptcy Code. On January 22, 2017, the Debtors filed with the Court schedules of certain contracts and leases [Docket No. 1519] as Exhibits H-1 to H-6 to the Plan Supplement, identifying executory contracts and unexpired leases they intend to assume or reject, as applicable, pursuant to Article VIII of the Plan. Notices describing the Debtors’ intention to assume or reject those executory contracts and unexpired leases, including proposed cure amounts, if any, (the “Cure Notices”) were properly served on the relevant contract counterparties, as established by the Certificate of Service of Andres S. Estrada re: Documents Served on January 23, 2017 [Docket 1606].

(j)           Retention of Causes of Action/Reservation of Rights (11 U.S.C. § 1123(b)(3)). The settlement or adjustment of Claims or Interests in connection with the global settlement embodied by the Plan is approved pursuant to section 1123(b)(3)(A) and Bankruptcy Rule 9019, as the settlement is fair, reasonable, and in the best interests of the Debtors’ chapter 11 estates. In compliance with section 1123(b)(3)(B) of the Bankruptcy Code, the Plan preserves the Debtors’ rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.7, 10.8, and 10.9 of the Plan, the Reorganized Debtors have, retain, reserve, and are entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

(k)          Modification of Rights (11 U.S.C. § 1123(b)(5)). Article IV of the Plan provides for modifications of the rights of holders of Revolving Credit Agreement Claims (Class 3), ABL Credit Agreement Claims (Class 4), Senior Secured Notes Claims (Class 5), Unsecured Notes Claims (Class 6), General Unsecured Claims (Class 7), and Convenience Claims (Class 8), and leaves Unimpaired the rights of holders of Claims in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), and Class 9 (Intercompany Claims).

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(l)          Additional Plan Provisions (11 U.S.C. § 1123(b)(6)). The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code and applicable law, including (a) the release, discharge, injunction and exculpation provisions set forth in Article X of the Plan, (b) the exemption, pursuant to section 1145 of the Bankruptcy Code, of the offer, issuance, and distribution of New Membership Interests and New Unsecured Notes under the plan, which will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to an underwriter in section 2(a)(11) of the Securities Act of 1933 (the “Securities Act”), (ii) compliance with any rules and regulations of the Securities and Exchange Commission, and state securities and “blue sky” laws if any, applicable at the time of any future transfer of such securities or instruments, and (iii) any applicable regulatory approval, and (c) the exemption, pursuant to section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, of the offer, issuance, and distribution of Subscription Rights, New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversion thereof) pursuant to the Rights Offering and to the Backstop Parties under the Backstop Agreement (including the New Second Lien Convertible Notes comprising the Put Option Premium), which will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or an available exemption from the registration requirements of the Securities Act, thereby satisfying section 1123(b)(6) of the Bankruptcy Code. The issuance of New Membership Interests upon the conversion of the New Second Lien Convertible Notes will be exempt from registration under the Securities Act pursuant to section 3(a)(9) thereof. Solely for the purposes of establishing the Disputed Claims Reserve, the estimated amount of Disputed Primary General Unsecured Claims shall be $356,459,639, the estimated amount of Disputed Secondary General Unsecured Claims shall be $448,661,511, and the estimated amount of Disputed Convenience Claims shall be $4,906,146. The Del Genio Confirmation Declaration, together with the evidence presented at the Confirmation Hearing, establishes that the amount of consideration to be withheld for the Disputed Claims Reserve in accordance with Section 7.7 of the Plan should be approximately (i) 0.37% of New Membership Interests (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and $7,938,944 in New Unsecured Notes on account of Disputed Primary General Unsecured Claims, (ii) 0.32% of New Membership Interests (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and $6,891,566 in New Unsecured Notes on account of Disputed Secondary General Unsecured Claims, and (iii) $750,000 in Cash on account of Disputed Convenience Claims. The methodology described in the Del Genio Confirmation Declaration and used by the Debtors to estimate the correct amount of New Membership Interests, New Unsecured Notes, and Cash to be withheld in connection with the Disputed Claims Reserve is sound, and these amounts withheld New Membership Interests, New Unsecured Notes, and Cash represent a reasonable and good faith estimate of the amount of New Membership Interests, New Unsecured Notes, and Cash that would be distributable to Disputed Primary General Unsecured Claims, Disputed Secondary General Unsecured Claims, and Disputed Convenience Claims, as applicable, had such Disputed Claims been Allowed on the Effective Date. The withholding of the entire Convenience Claim Distribution Amount in the Disputed Claims Reserve until the Reorganized Debtors, in consultation with the Post-Effective Date Committee, determine that it is prudent to make a distribution, is appropriate and is in the best interests of holders of Convenience Claims.

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(m)         Debtors Are Not Individuals (11 U.S.C. § 1123(c)). The Debtors are not individuals and, accordingly, section 1123(c) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

(n)          Cure of Defaults (11 U.S.C. § 1123(d)). Section 8.2 of the Plan provides for cure of defaults associated with each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with the Cure Notice. The Debtors have paid or will pay valid cure amounts upon assumption of the relevant executory contract or unexpired lease. All cure amounts are set forth in the Cure Notices, and were determined in accordance with the underlying agreements and applicable bankruptcy and nonbankruptcy law. Certain contract counterparties have objected to the Debtors’ proposed cure amounts. If they cannot be resolved consensually, such disputes will be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective in accordance with Section 8.2 of the Plan. If a cure dispute is heard by the Bankruptcy Code, the appropriate cure amount shall be determined in accordance with the underlying agreements and applicable bankruptcy and nonbankruptcy law. Accordingly, the Plan complies with section 1123(d) of the Bankruptcy Code.

V.         Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code. Specifically, the Debtors have complied with sections 1125 and 1126(b), the Bankruptcy Rules, the Local Rules, the Disclosure Statement Order, and applicable non-bankruptcy law in transmitting the Plan, Plan Supplement, Disclosure Statement, Ballots and related documents and notices and in soliciting and tabulating the votes on the Plan.

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W.         Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates and to effectuate a successful reorganization of the Debtors. The Plan (including all documents necessary to effectuate the Plan), the Backstop Agreement and the Plan Supplement, and the documents contained therein, were negotiated and formulated in good faith and at arm’s length among the Debtors, the Consenting Creditor Parties and the Backstop Parties, and each of their respective officers, directors, employees, advisors and professionals. Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(6), 1123(b)(3)(A), 1129, and 1142 of the Bankruptcy Code, and are each integral to the Plan, supported by valuable consideration, and necessary for the Debtors’ successful reorganization. Further, the Debtors, the Consenting Creditor Parties, the Backstop Parties, and each of their respective officers, directors, employees, advisors and professionals will be acting in good faith in proceeding to (a) consummate the Plan and the agreements, compromises, settlements, transactions, transfers and documentation contemplated by the Plan, including but not limited to the Plan Supplement documents and (b) take any actions authorized and directed or contemplated by this Confirmation Order.

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X.        Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by the Debtors for services or for costs and expenses of professionals in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. For the avoidance of doubt, this Order does not approve any payments under the Management Incentive Plan or Short Term Incentive Plan.

Y.        Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The Plan provides that, from and after the Effective Date, the board of directors or managers and officers, as applicable, of the Reorganized Debtors shall consist of those individuals listed in the Initial Director and Officer List, which includes information about the directors’ and officers’ affiliations and constitutes adequate disclosure of such information. The Plan Supplement also provides for the assumption of certain material employment agreements that relate to individuals who are considered insiders of the Debtors, and discloses the principal terms of the Management Incentive Plan that the New Board intends to adopt on, or as soon as reasonably practicable after, the Effective Date. Consequently, the Debtors have provided sufficient disclosure regarding the identity of any insiders that will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insiders. Each director and officer will serve in accordance with the terms and subject to the conditions of the Amended Organizational Documents.

Z.        No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for rate changes by any of the Reorganized Debtors. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

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AA.      Best Interest of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis included in the Disclosure Statement, the Confirmation Declarations, the Supplemental Del Genio Declaration, and the Supplemental Hayat Declaration (i) is persuasive and credible; (ii) has not been controverted by other evidence; and (iii) establishes that each holder of an impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

BB.       Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Holders of Claims or Interests in Class 1 (Other Priority Claims), Class 2 (Other Secured Claims), Class 9 (Intercompany Claims), and Class 11 (Intercompany Interests) are not Impaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. At each Debtor, holders of Claims in Class 3 (Revolving Credit Agreement Claims), Class 4 (ABL Credit Agreement Claims), Class 5 (Senior Secured Notes Claims), Class 6 (Unsecured Notes Claims), and Class 7 (General Unsecured Claims), have voted to accept the Plan in accordance with sections 1126(b) and (c) of the Bankruptcy Code, without regard to the votes of insiders of the Debtors. Holders of Claims in Class 8 (Convenience Claims) have voted to accept the Plan at every Debtor except Heli-One (Netherlands) B.V. Holders of Interests in Class 10 (Existing CHC Interests) will not receive or retain any property on account of their Interests and, as such, Class 10 (Existing CHC Interests) is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that holders of Interests in Class 10 (Existing CHC Interests) are Impaired and are deemed to have rejected the Plan.

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CC.       Treatment of Administrative Expense Claims, Priority Tax Claims, and Other Priority Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Expense Claims (Section 2.1 of the Plan), Fee Claims (Section 2.2 of the Plan), and Priority Tax Claims (Section 2.3 of the Plan) satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code. The treatment of Priority Non-Tax Claims (Section 4.1 of the Plan) satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code. The treatment of Priority Tax Claims (Section 2.4 of the Plan) satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

DD.      Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)). Class 3 (Revolving Credit Agreement Claims), Class 4 (ABL Credit Agreement Claims), Class 5 (Senior Secured Notes Claims), Class 6 (Unsecured Notes Claims), Class 7 (General Unsecured Claims), and Class 8 (Convenience Claims) are Impaired, and at least one or more of those Impaired Classes voted to accept the Plan at each Debtor by the requisite amounts, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

EE.      Feasibility (11 U.S.C. § 1129(a)(11)). The information in the Disclosure Statement and the Confirmation Declarations (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) together with the record of these Chapter 11 Cases and the evidence presented at the Confirmation Hearing, establishes that the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtors being able to meet their financial obligations under the Plan and their businesses in the ordinary course, and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

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FF.      Payment of Statutory Fees (11 U.S.C. § 1129(a)(12)). The Plan provides that all fees payable under section 1930 of title 28 of the United States Code have been or will be paid on or before the Effective Date pursuant to Section 12.6 of the Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

GG.      Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)). Pursuant to the Plan, all employee compensation and benefit plans of the Debtors that were listed on the Schedule of Assumed Compensation and Benefit Plans (subject to the limitation on assumption of such plans as contained in the General Notes to Schedule of Assumed Compensation and Benefits Plans) will be deemed to be, and will be treated as if they were, executory contracts to be assumed under the Plan. Moreover, all of the Debtors’ retiree benefit plans were included on the Schedule of Assumed Compensation and Benefit Plans. Further, pursuant to this Order, notwithstanding the foregoing, all “retiree benefit plans” as defined in section 1114 of the Bankruptcy Code shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed under the Plan. Accordingly, the Plan satisfies the requirements of section 1129(a)(13).

HH.      No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)). The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation. Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

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II.      Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)). The Debtors are not individuals, and accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

JJ.      No Applicable Non-bankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)). The Debtors are each a moneyed, business, or commercial corporation, and accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

KK.      No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)). The Rejecting Class has voted to reject the Plan and Class 10 (Existing CHC Interests) is deemed to have rejected the Plan. Notwithstanding the fact that the Rejecting Class have voted to reject the Plan and Class 10 (Existing CHC Interests) is deemed to have rejected the Plan, based upon the evidence and arguments presented at the Confirmation Hearing and any related briefing submitted after the Confirmation Hearing, the Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code with respect to Heli-One (Netherlands) B.V. and CHC Group Ltd. because:

(a)           there is at least one Impaired Accepting Class at each such Debtor that voted to accept the Plan;

(b)           the Plan does not discriminate unfairly with respect to the Rejecting Class and Class 10 (Existing CHC Interests);

(c)           the Plan is fair and equitable with respect to Class 10 (Existing CHC Interests) because no holder of any Interest junior to Existing CHC Interests at CHC Group Ltd. is receiving or retaining any property under the Plan, as required by sections 1129(b)(1) and (b)(2)(C) of the Bankruptcy Code; and

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(d)           the Plan is fair and equitable with respect to the Rejecting Class pursuant to sections 1129(b)(1) and (b)(2)(B) of the Bankruptcy Code notwithstanding the fact that Class 11 (Intercompany Interests) at Heli-One (Netherlands) B.V. are Unimpaired under the Plan because (i) Impairment or cancellation of these Interests would collapse the Debtors’ carefully designed organizational structure, which was specifically created based on the Debtors’ specific business and operational needs, and to comply with regulatory requirements and maintain tax efficiencies, (ii) the value of such Interests was taken into account when determining the value of the distributions to be made to creditors, and (iii) new value is being provided by the Holders of such Interests in exchange for retaining such Interests.

LL.      Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan filed in each of the Chapter 11 Cases, and accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

MM.      Principal Purpose of Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act and no governmental entity has objected to the confirmation of the Plan on any such grounds. The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

NN.      Not A Small Business Case (11 U.S.C. § 1129(e)). The provisions of section 1129(e) of the Bankruptcy Code apply only to “small business cases.” The Debtors’ chapter 11 cases are not “small business cases” as defined in the Bankruptcy Code. Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable in these cases.

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OO.      Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before the Bankruptcy Court in these Chapter 11 Cases, including evidence presented at the Confirmation Hearing, the Debtors, the Consenting Creditor Parties and the Backstop Parties (i) have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code and (ii) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan and, therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code, and the exculpation provisions set forth in Section 10.8 of the Plan.

PP.      Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

QQ.     Implementation. All documents and agreements necessary to implement the Plan, including the documents contained in and contemplated by the Plan Supplement, the documents necessary to implement the Restructuring Transactions and all other relevant and necessary documents and agreements that are necessary to implement the Plan (collectively, the “Plan Documents and Agreements”), are an essential element of the Plan, consummation of each such Plan Document and Agreement is in the best interests of the Debtors, the Debtors’ Estates and holders of Claims and Interests, and such Plan Documents and Agreements are hereby approved. The Debtors have exercised reasonable business judgment in determining to enter into the Plan Documents and Agreements, and the Plan Documents and Agreements have been negotiated in good faith and at arm’s length, are fair and reasonable, and are supported by reasonably equivalent value and fair consideration.

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RR.      Executory Contracts and Unexpired Leases. The Debtors have exercised reasonable business judgment in determining whether to assume or reject executory contracts and unexpired leases pursuant to Article VIII of the Plan. Each assumption or assumption and assignment of an executory contract or unexpired lease pursuant to Article VIII of the Plan shall be legal, valid, and binding upon the Debtors or Reorganized Debtors and their successors and assigns and all non-Debtor parties and their successors and assigns to such executory contract or unexpired lease, all to the same extent as if such assumption or assumption and assignment were effectuated pursuant to an order of the Bankruptcy Court under section 365 of the Bankruptcy Code entered before entry of this Order. Moreover, the Debtors have cured, or provided adequate assurance that the Debtors or Reorganized Debtors or their successors and assigns, as applicable, will cure, defaults (if any) under or relating to each of the executory contracts and unexpired leases that are being assumed or assumed and assigned by the Debtors pursuant to the Plan. In addition, the Debtors or Reorganized Debtors or their successors and assigns, as applicable, are financially sound, and have provided adequate assurance of future performance under such executory contracts and unexpired leases being assumed or assumed and assigned, as applicable.

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SS.      Injunction, Exculpation, and Releases. The Bankruptcy Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code and authority under section 105 of the Bankruptcy Code to approve the injunctions or stays, injunction against interference with the Plan, releases, and exculpation set forth in in the Plan, including in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, respectively. As has been established here based upon the record in the Chapter 11 Cases and the evidence presented at the Confirmation Hearing, such provisions (i) are the product of extensive good faith, arm’s-length negotiations, (ii) were a material inducement for parties to enter into the Support Agreements, (iii) are an integral component of the global settlement embodied in the Plan, and (iv) are supported by the Debtors and their key stakeholders, including the Creditors’ Committee, the Plan Sponsors, the Individual Creditors Parties, the Milestone Parties, and the majority of creditors entitled to vote to accept or reject the Plan. Based on the record in the Chapter 11 Cases and the evidence presented at the Confirmation Hearing, these provisions were a heavily negotiated aspect of the Plan and failure to give effect to them would impair the Debtors’ ability to confirm the Plan. Nothing in the release and exculpation provisions in Sections 10.7 or 10.8 of the Plan operates as a third party discharge in contravention of section 524(e).

TT.      The release provision in Section 10.7(a) of the Plan (Releases by the Debtors) is appropriate, as it represents a valid exercise of the Debtors’ business judgment. The release provision in Section 10.7(b) of the Plan (Releases by Holders of Claims and Interests) is appropriate, as the releases contained therein are consensual and supported by the rationale outlined in Paragraph SS above. The releases are consensual because they were conspicuously disclosed in boldface type in the Plan, the Disclosure Statement, and on the Ballots, which provided parties in interest with sufficient notice of the releases, and holders of Claims or Interests entitled to vote on the Plan were given the option to opt-out of the Releases. The exculpation and protective injunction provided in Section 10.8 of the Plan are appropriate under applicable law because they were proposed in good faith, were formulated following extensive good-faith, arm’s-length negotiations between the Debtors and the Consenting Creditor Parties, were an integral component of the global settlement (benefit of which to the Estate has already been established), and are appropriately limited in scope—covering only certain enumerated activities performed in furtherance of the Debtors’ restructuring and excepting criminal acts, intentional fraud, willful misconduct, and gross negligence.

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UU.      The record of the Confirmation Hearing and these Chapter 11 Cases is sufficient to support the injunctions, releases, and exculpation provided for in the Plan, including Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan.

In addition to the findings and conclusions set forth in this paragraph and paragraphs SS and TT above, the Court will address the specific argument raised by KLS in its Objection to Confirmation of Debtors’ Second Amended Joint Chapter 11 Plan and Brief in Support Thereof (the “KLS Objection”) [Docket No. 1608] at ¶¶ 21-22. KLS argues that the Plan is not confirmable because the release and exculpation provisions of the Plan violate well-established Fifth Circuit precedent. As previously found, KLS’ objection (and the objection of the Office of the United States Trustee) to the exculpation provision of the Plan (Section 10.8) has been resolved by agreed modifications to the Plan. Thus, there is nothing for the Court to address further, as it approves the modifications the parties negotiated with respect to the exculpation provision of the Plan.

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That leaves KLS’ objection to the release set forth in Section 10.7(b) of the Plan, which is a consensual release of certain Claims held by the Debtors’ creditors (and interest holders) against the Released Parties. As just found, this release is a consensual release. See supra ¶ TT. While KLS argues that “the fresh start [11 U.S.C. § 524(e)] provides to debtors is not intended to serve this purpose,” the Court disagrees with the thrust of KLS’ argument given the consensual nature of the release itself. Stated most simply, Section 10.7(b) of the Plan does not implicate section 524(e) of the Bankruptcy Code at all. Section 524(e) provides that the “discharge of a debt of the debtor does not affect the liability of any other entity on, or the property of any other entity for, such debt.” Section 10.7(b) of the Plan does not address a third party’s liability for a discharged debt of the Debtors. Rather, Section 10.7(b) addresses a creditor’s (or interest holder’s) consensual release of a Claim it may have against another third party. Moreover, and importantly, creditors (and interest holders) of the Debtors were given the opportunity to opt out of the release set forth in Section 10.7(b) of the Plan on the Ballot provided to them for voting to accept or reject the Plan. The balloting instructions were clear and advised creditors and interest holders what they had to do to opt out of the consensual release of the Released Parties. Specifically, holders of Senior Secured Notes Claims, like KLS, were instructed that they would be deemed to provide the Section 10.7(b) release unless they (i) voted to reject the Plan, and (ii) checked the box on the Ballot indicating their election to opt out of the release. See Motion of Debtors for Entry of an Order (i) Approving Proposed Disclosure Statement and Form and Manner of Notice of Disclosure Statement Hearing, (ii) Establishing Solicitation and Voting Procedure, (iii) Establishing Rights Offering Procedures, (iv) Scheduling Confirmation Hearing and (v) Establishing Notice and Objections Procedures for Confirmation of the Proposed Plan Pursuant to sections 105, 1125, 1126, 1128, and 1145 of the Bankruptcy Code and Bankruptcy Rules 2002, 3001, 3003, 3016, 3017, 3018, 3020, and 9009 and Local Rules 2002-1, 3017-1, 3018-1, and 3020-1 [Docket No. 1173] at 126. The inclusion of this consensual release by the Debtors’ creditors and interest holders of certain claims they may hold against the Released Parties in the Plan does not make the Plan unconfirmable. In fact, all a creditor or interest holder had to do to opt out of the release was to follow the instructions set forth on the applicable Ballot as approved by the Court in the Disclosure Statement Order.

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Notwithstanding the fact that KLS received a Ballot and had the opportunity to vote to reject the Plan and check the box opting out of the Section 10.7(b) release (like all other creditors and interest holders), it did neither. Rather, it filed the KLS Objection raising the issue as an objection to confirmation of the Plan; and now asks the Court for an advisory ruling on whether it has been “deemed to provide the release contained in Section 10.7(b) of the Plan,” by its failure to follow the instructions set forth on the Ballot as approved by the Disclosure Statement Order. This advisory ruling does not affect confirmation of the Plan at all. Either KLS is deemed to have provided the release or it is not deemed to have provided the release, but that in no way makes the Plan confirmable or unconfirmable. And, equally important, the legal issue KLS wants an advisory ruling on will only become ripe for resolution if KLS sues a Released Party post-confirmation who then raises the Section 10.7(b) release as a defense to the continued prosecution of that action. The Court declines to provide KLS with such an advisory ruling, as the issue is not ripe for resolution at this time.

For these reasons, KLS’ objection to the release set forth in Section 10.7(b) of the Plan is overruled.

VV.       Accordingly, based upon the record of these Chapter 11 Cases, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Confirmation Hearing, the injunctions, exculpation, and releases set forth in Article X of the Plan are consistent with the Bankruptcy Code and applicable law.

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WW.     Exemption from Securities Laws. The offer, issuance, and distribution of the New Membership Interests and/or the New Unsecured Notes to holders of ABL Credit Agreement Claims, Senior Secured Notes Claims, Unsecured Notes Claims, and General Unsecured Claims, under Sections 4.4, 4.5, 4.6, and 4.7, respectively, shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. The New Membership Interests and the New Unsecured Notes will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to an underwriter in section 2(a)(11) of the Securities Act; (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; and (iii) applicable regulatory approval. All securities described above were (or are designated to be) offered, distributed and sold pursuant to the Plan. The offer, issuance, and distribution of the Subscription Rights and New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversion thereof) pursuant to the Rights Offering, the Plan, and, with respect to the Backstop Parties, the Backstop Agreement (including the New Second Lien Convertible Notes comprising the Put Option Premium), shall be exempt, in reliance on the exemption from registration under the Securities Act under section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, without further act or action by any Entity. The Subscription Rights and New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversion thereof) will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or an available exemption from the registration requirements of the Securities Act. The issuance of New Membership Interests upon the conversion of the New Second Lien Convertible Notes will be exempt from registration under the Securities Act pursuant to section 3(a)(9) thereof.

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XX.     Subordinated Claims. The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under the Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.

YY.      Retention of Jurisdiction. The Bankruptcy Court may properly, and upon the Effective Date shall, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

ZZ.      Waiver of Stay. Given the facts and circumstances of the Chapter 11 Cases, it is appropriate that this Order shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(h), or 6006(d).

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.           Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

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2.           Confirmation Hearing Notice. The Confirmation Hearing Notice complied with the terms of the Disclosure Statement Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law.

3.          Solicitation. The solicitation of votes on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement Order and applicable non-bankruptcy law.

4.           Confirmation of Plan. The Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code. The documents contained in or contemplated by the Plan, including, without limitation, the Plan Supplement, are hereby authorized and approved. The terms of the Plan are incorporated by reference into and are an integral part of this Order.

5.          Settlement of Claims and Controversies. Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to such Claim or Interest or any Plan Distribution on account thereof, including (i) the amount, value, and treatment of ABL Claims, Senior Secured Notes Claims, and Unsecured Notes Claims against the Debtors; (ii) the validity, extent and priority of the Liens securing the Senior Secured Notes; (iii) the value of the Debtors’ encumbered and unencumbered Assets; (iv) any potential adequate protection or diminution in value Claim by the holders of Senior Secured Notes; (v) any potential Claim to surcharge Collateral under 506(c) of the Bankruptcy Code; (vi) the allocation of distributable value among the creditor classes; and (vii) the Plan Equity Value and the total enterprise value of the Debtors.

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6.            The entry of this Order constitutes approval of the global settlement embodied by the Plan pursuant to Bankruptcy Rule 9019 and section 105(a) of the Bankruptcy Code. In the event that, for any reason, the Effective Date does not occur, the Debtors, the Plan Sponsors, the Creditors’ Committee, and the other Consenting Creditor Parties reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of this Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan, including the treatment of creditors under the Plan, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, the global settlement and the Plan’s release, injunction, exculpation and compromise provisions, are mutually dependent.

7.            Objections. All objections to confirmation of the Plan and other responses or reservation of rights with respect to confirmation of the Plan or the Plan Supplement have been withdrawn, waived, or otherwise resolved by the Debtors prior to entry of this Order. To the extent that any objections (including any reservations of rights contained therein) to confirmation of the Plan or the Plan Supplement or other responses or reservation of rights with respect to confirmation of the Plan or the Plan Supplement have not been withdrawn prior to entry of this Order, such objections shall be, and hereby are, overruled on the merits. All parties have had a full and fair opportunity to litigate all issues raised in the Objections, or which might have been raised, and the Objections have been fully considered by the Bankruptcy Court.

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8.          Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of this Order, the provisions of the Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under the Plan and whether such holder has accepted the Plan.

9.          Free and Clear. Except as otherwise provided in the Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or this Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

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10.         Continued Corporate Existence. Except as otherwise provided in the Plan or pursuant to the Cayman Proceedings, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By-Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter. In addition, CHC Helicopter S.A. may convert to a S.a. r.l.; provided, however, that if such conversion occurs on or prior to the Effective Date, then such conversion shall be at the sole discretion of the Requisite Plan Sponsors, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

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11.         Implementation of the Plan. Pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, on, or, unless specifically provided otherwise herein, prior to the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors, subject to any consents required by the Plan Support Agreement, or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan including (a) the Restructuring Transactions; (b) the consummation of the transactions provided for under or contemplated by the Support Agreements; (c) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and the Support Agreements and that satisfy the requirements of applicable law; (d) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Support Agreements; (e) the implementation and consummation of the Cayman Proceedings; and (f) all other actions that the Debtors, with the consent of the Creditors’ Committee (or the Post-Effective Date Committee, as applicable) and the Requisite Plan Sponsors, not to be unreasonably withheld, or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with the Plan. All such actions taken or caused to be taken consistent with the terms of the Confirmation Order and the Plan, including any such actions taken with respect to the Restructuring Transactions prior to the date of entry of the Confirmation Order, shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation.

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12.         Exit Revolving Credit Facility. On the Effective Date, the Exit Revolving Credit Facility Documents or any other document necessary to effectuate the treatment of the Revolving Credit Agreement Claims shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the Exit Revolving Credit Facility Documents without the need for any further corporate action and without further action by the holders of Allowed Revolving Credit Agreement Claims. Upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Exit Revolving Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Exit Revolving Credit Facility Documents shall be granted in good faith as an inducement to the lenders thereunder to convert to term loans and/or extend credit thereunder, shall be fully enforceable against the obligors under the Exit Revolving Credit Facility Documents in accordance with their terms and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Exit Revolving Credit Facility Documents. From the Confirmation Date and continuing until the execution of the Exit Revolving Credit Facility Documents, no Lien shall be permitted on any collateral securing the obligations arising under the Revolving Credit Facility or the Exit Revolving Credit Facility Documents except Permitted Liens (as defined in the Exit Revolving Credit Facility Documents, as provided herein, or in the Plan).

13.         Amended and Restated ABL Credit Facility. On the Effective Date, the Amended and Restated ABL Credit Facility Documents shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the Amended and Restated ABL Credit Facility Documents, without the need for any further corporate action and without further action by the holders of Allowed ABL Credit Agreement Claims. Upon the effectiveness of the Amended and Restated ABL Credit Facility Documents on the Effective Date and solely to the extent provided therein, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Amended and Restated ABL Credit Facility Documents shall be reaffirmed and, to the extent necessary to continue the effectiveness thereof, reinstated as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Amended and Restated ABL Credit Facility Documents.

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14.         Authorization, Issuance, and Delivery of New Membership Interests. On the Effective Date, Reorganized CHC is authorized to issue or cause to be issued and shall issue the New Membership Interests, other than the New Membership Interests withheld on account of Disputed Claims, without the need for any further corporate, partnership, limited liability company or shareholder action. Reorganized CHC shall be authorized to issue or cause to be issued any New Membership Interests withheld on account of Disputed Claims in accordance with Section 7.7 of the Plan and this Order.

15.         New Second Lien Convertible Notes. On the Effective Date, the Reorganized Debtors and the New Second Lien Convertible Notes Indenture Trustee will enter into the New Second Lien Convertible Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Second Lien Convertible Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action. Upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the New Second Lien Convertible Notes Indenture, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the New Second Lien Convertible Notes Indenture shall be granted in good faith, shall be fully enforceable against the obligors under the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation in accordance with their terms and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation. From the Confirmation Date and continuing until the execution of the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation, no Lien shall be permitted on any collateral securing the obligations arising under the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation except Permitted Liens (as defined in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation, as provided herein, or in the Plan).

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16.         New Unsecured Notes. On the Effective Date, the Reorganized Debtors and the New Unsecured Notes Indenture Trustee will enter into the New Unsecured Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Unsecured Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

17.         Reorganized CHC Operating Agreement. On the Effective Date, Reorganized CHC and all the holders of the New Membership Interests then outstanding shall be deemed to be parties to the Reorganized CHC Operating Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder. The Reorganized CHC Operating Agreement shall be binding on Reorganized CHC and all parties receiving, and all holders of, New Membership Interests of Reorganized CHC; provided, that regardless of whether such parties execute the Reorganized CHC Operating Agreement, such parties will be deemed to have signed the Reorganized CHC Operating Agreement, which shall be binding on such parties as if they had actually signed it.

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18.         Compliance with Section 1123(a)(6) of Bankruptcy Code. The adoption and filing by the Debtors or Reorganized Debtors, as applicable, of the amended certificate of incorporation, articles of incorporation, limited liability company agreement, operating agreement, or similar governing document, as applicable, of each Debtor on or prior to the Effective Date to prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code is hereby authorized, ratified, and approved. The Debtors have complied in all respects, to the extent necessary, with section 1123(a)(6) of the Bankruptcy Code.

19.         Cancellation of Existing Securities and Agreements. Except as expressly provided in the Plan, on the Effective Date, all notes, instruments, certificates evidencing debt of, or Interests in, the Debtors, including the Revolving Credit Agreement, the ABL Credit Agreement, the Senior Secured Notes, the Senior Secured Notes Indenture, the Unsecured Notes, the Unsecured Notes Indenture, the Existing CHC Interests, and all options and other entitlements to purchase and/or receive Existing CHC Interests, shall be deemed surrendered and cancelled and obligations of the Debtors thereunder shall be discharged; provided, however that any surrender and/or cancellation of the notes, instruments and certificates evidencing debt of, or Interests in, the Debtors shall only be with respect to the Debtors and Reorganized Debtors and shall not alter the rights or obligations of any parties other than the Debtors or their non-debtor affiliates vis-à-vis one another with respect to such agreements. On the Effective Date or, to the extent subject to the Cayman Proceeding, as soon as practicable after the Effective Date, all Existing CHC Interests and all options and other entitlements to purchase and/or receive Existing CHC Interests, and all instruments and documents evidencing the foregoing, shall be deemed surrendered and cancelled and obligations of the Debtors thereunder shall be discharged.

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20.         Duties of Senior Secured Notes Indenture Trustee. The Senior Secured Notes Indenture Trustee shall be released from all duties under the Senior Secured Notes Indenture; provided, however, that notwithstanding entry of this Order or the occurrence of the Effective Date or Section 5.10(a) of the Plan, the Senior Secured Notes Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Senior Secured Notes Indenture Trustee vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) allow the holders of Allowed Senior Secured Notes Claims to receive distributions under the Plan from the Senior Secured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Senior Secured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Senior Secured Notes Claims under the Plan or from the holders of Allowed Senior Secured Notes Claims, (iv) permit the Senior Secured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Senior Secured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

21.         Duties of Unsecured Notes Indenture Trustee. The Unsecured Notes Indenture Trustee shall be released from all duties under the Unsecured Notes Indenture; provided, however, that notwithstanding entry of this Order or the occurrence of the Effective Date or Section 5.10(a) of the Plan, the Unsecured Notes Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Unsecured Notes Indenture Trustee vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) allow the holders of Allowed Unsecured Notes Claims to receive distributions under the Plan from the Unsecured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Unsecured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Unsecured Notes Claims under the Plan or from the holders of Allowed Unsecured Notes Claims, (iv) permit the Unsecured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Unsecured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

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22.         Duties of the Secured Parties Collateral Agent. The Secured Parties Collateral Agent shall be released from all duties under the Collateral Agent and Administrative Agent Appointment Deed, dated as of October 4, 2010, by and among the Secured Parties Collateral Agent, the Revolving Credit Facility Administrative Agent, the Senior Secured Notes Indenture Trustee, and the other parties thereto (the “Appointment Deed”), the Revolving Credit Agreement and the Senior Secured Notes Indenture (or any other document entered into by the Secured Parties Collateral Agent in connection with its obligations thereunder); provided, however, that notwithstanding entry of this Order or the occurrence of the Effective Date or Section 5.10(a) of the Plan, the Revolving Credit Agreement, the Senior Secured Notes Indenture, the Appointment Deed, or any other document entered in connection with the Secured Parties Collateral Agent’s obligations thereunder, shall continue in effect to the extent necessary to: (i) enforce the rights, Claims, and interests of the Secured Parties Collateral Agent vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) preserve any rights of the Secured Parties Collateral Agent to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Revolving Credit Agreement Claims and the Senior Secured Notes Claims under the Plan or from the Holders of Allowed Revolving Credit Agreement Claims or Allowed Senior Secured Notes Claims, (iii) permit the Secured Parties Collateral Agent to enforce any obligation owed to it under the Plan, and (iv) permit the Secured Parties Collateral Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

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23.         Release of Liens. Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents. To the extent any of foregoing actions, whether arising prior to the Effective Date or thereafter, require action to be taken by the Secured Parties Collateral Agent, the Debtors or Reorganized Debtors, as applicable, shall pay the reasonable and documented fees and expenses of the Secured Parties Collateral Agent.

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24.         Officers and Boards of Directors. The composition of each board of managers, directors or similar governing body, as applicable, of the Reorganized Debtors, including the New Board, was properly disclosed prior to the entry of this Order to the extent required by section 1129(a)(5) of the Bankruptcy Code. The officers of each Reorganized Debtor were disclosed prior to the entry of this Order to the extent required by section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the applicable Reorganized Debtors are authorized to enter into new employment agreements with certain members of the management team. Except to the extent that a member of the board of managers, directors or similar governing body of a Debtor continues to serve in such capacity on the Effective Date, such members of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a manager or director of the applicable Debtor on the Effective Date without any further action required on the part of any such Debtor or member. Commencing on the Effective Date, each of the managers and directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents. The managers, members, or directors of Reorganized CHC (and its wholly owned subsidiaries) serving immediately prior to the Effective Date shall have no continuing obligations or liability to Reorganized CHC (or its wholly owned subsidiaries) on or after the Effective Date and each such manager, member, or director will be deemed to have resigned or shall otherwise cease to be a manager, member or director on the Effective Date.

25.         Designation of Managers/Directors and Officers Approved. On the Effective Date, the initial board of managers/directors of each of the Reorganized Debtors shall consist of those individuals identified in the Plan Supplement, and such managers and/or directors shall be deemed elected and authorized to serve as directors of each of the Reorganized Debtors pursuant to the terms of the applicable Amended Organizational Documents of such Reorganized Debtor. Such appointment and designation is hereby approved and ratified as being in the best interests of the Debtors and creditors and consistent with public policy, and such managers and directors hereby are deemed elected and appointed to serve in their respective capacities as of the Effective Date without further action of the Bankruptcy Court, the Reorganized Debtors or their security holders.

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26.         Management Incentive Plan. The New Board is authorized, but not directed, to adopt the Management Incentive Plan on, or as soon as reasonably practicable after, the Effective Date; provided, however, that nothing in this Order or the Plan shall constitute allowance or approval of any payment or any award under the Management Incentive Plan, with such approval being vested solely in the discretion of the Compensation Committee of the New Board.

27.         New Intercreditor Agreement. On the Effective Date, in accordance with and pursuant to Section 5.14 of the Plan, the Exit Revolving Credit Facility Agent and the New Second Lien Convertible Notes Indenture Trustee shall enter into the New Intercreditor Agreement. Each lender under the Exit Revolving Credit Facility and each holder of the New Second Lien Convertible Notes shall be deemed to have directed the applicable agent, New Second Lien Convertible Notes Indenture Trustee or Exit Revolving Credit Facility Agent, as applicable, to execute the New Intercreditor Agreement and shall be bound to the terms of the New Intercreditor Agreement from and after the Effective Date as if it were a signatory thereto.

28.         Registration Rights. On the Effective Date, in accordance with and pursuant to Section 5.15 of the Plan, the Registration Rights Parties shall enter into the Registration Rights Agreement.

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29.         Rights Offering. Reorganized CHC shall consummate the Rights Offering in accordance with the Rights Offering Procedures, the Disclosure Statement Order and the Plan. The Rights Offering was conducted, and the New Second Lien Convertible Notes shall be issued to the Backstop Parties and the Eligible Offerees that exercise their respective Subscription Rights, pursuant to, and in compliance with, the Rights Offering Procedures, the Backstop Agreement and the Plan. The consummation of the Rights Offering is conditioned on the consummation of the Plan, the Rights Offering Procedures and any other condition specified in the Backstop Agreement. Amounts held by the Subscription Agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts. On the Effective Date, in exchange for providing the Backstop Commitment, which Backstop Commitment was negotiated at arms’ length and in good faith and was provided in exchange for the Backstop Parties’ commitment to ensure that the Debtors had sufficient liquidity to emerge from chapter 11, and pursuant to the terms and conditions of the Backstop Agreement and the Support Agreements Approval Order, the Backstop Parties shall receive the New Second Lien Convertible Notes constituting the Put Option Premium.

30.         Intercompany Interests. On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be Reinstated and unaffected by the Plan and continue in place following the Effective Date.

31.         Tax Matters. Subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary, all parties (including the Reorganized Debtors, all holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims who receive New Second Lien Convertible Notes pursuant to the Plan, the New Second Lien Convertible Notes Indenture Trustee and all other parties to the New Second Lien Convertible Notes Indenture) shall, unless prohibited by applicable law, treat the New Second Lien Convertible Notes as equity for U.S. federal income tax purposes (that is not preferred stock for purposes of section 305 of the Tax Code), and the New Second Lien Convertible Notes Indenture shall so provide. To the extent permitted by applicable law, all parties shall report consistent therewith for U.S. state and local income tax purposes.

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32.         Separability. Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Voting was properly calculated on a Debtor-by-Debtor basis, and, except as otherwise provided in the Plan or this Order, the Debtors are authorized to make distributions on a Debtor-by-Debtor basis.

33.         Limited Consolidation for Primary General Unsecured Claims Distribution. Consistent with Section 5.20 of the Plan, the Plan provides for recoveries on account of Allowed Primary General Unsecured Claims in Class 7 from the Primary General Unsecured Claims Distribution, regardless of the Debtor entity against which such Allowed Primary General Unsecured Claims are asserted. The Plan is deemed to be a motion seeking, and entry of this Order shall constitute, the approval, pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019, effective as of the Effective Date, of the limited consolidation for distribution on account of Primary General Unsecured Claims as provided in Section 5.21 of the Plan. For the avoidance of doubt, the limited consolidation described in Section 5.21 of the Plan shall only apply to distributions on account of Allowed Primary General Unsecured Claims and shall not impact, waive, or otherwise affect any Allowed Secondary General Unsecured Claims asserted against any Debtor or any recoveries on such Allowed Secondary General Unsecured Claims, if applicable.

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34.         Providing distributions to holders of Allowed Primary General Unsecured Claims in the manner described in Section 5.21 of the Plan shall not affect: (i) the legal and corporate structures of the Debtors; (ii) pre- and post-Effective Date guarantees, liens and security interests that are required to be maintained (a) in connection with contracts or leases that were entered into during the Chapter 11 Cases or Executory Contracts and Unexpired Leases that have been or will be assumed by the Debtors or (b) pursuant to the Plan; (iii) Intercompany Interests; (iv) distributions from any insurance policies or proceeds of such policies; or (v) the revesting of assets in the separate Reorganized Debtors. In addition, such consolidation shall not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code. The characterization of each General Unsecured Claim as a Primary General Unsecured Claim or a Secondary General Unsecured Claim for distribution purposes shall be reasonably determined by the Voting Agent and the Debtors or Reorganized Debtors, as applicable, subject to the reasonable consent of the Creditors’ Committee or the Post-Effective Date Committee, as applicable, or as otherwise ordered by the Bankruptcy Court.

35.         Professional Compensation. All Professional Persons seeking payment of Professional Fee Claims shall file, no later than sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred.

36.         Restructuring Expenses. On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date, in accordance with the terms of the applicable orders, engagement letters, or other applicable contractual arrangements, but without regard to any notice or objection period as may be contained in such applicable orders, engagement letters, or other applicable contractual arrangements, subject to adjustment, if necessary, for the actual Restructuring Expenses incurred; provided, however, with respect to any Restructuring Expenses incurred through the Confirmation Date, to the extent any notice or objection period has not yet run as of the Effective Date, any such notice and objection periods shall survive after the Effective Date and, to the extent of any timely and successful objection to any Restructuring Fees, the recipient of such successfully challenged Restructuring Fees shall be subject to disgorgement.

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37.         Exemption from Securities Laws. The offer, issuance, and distribution of the New Membership Interests and/or the New Unsecured Notes to holders of ABL Credit Agreement Claims, Senior Secured Notes Claims, Unsecured Notes Claims, and General Unsecured Claims under Sections 4.4, 4.5, 4.6, and 4.7 of the Plan, respectively, shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. The offer, issuance, and distribution of the Subscription Rights and New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversion thereof) pursuant to the Plan, the Rights Offering and, with respect to the Backstop Parties, under the Backstop Agreement (including the New Second Lien Convertible Notes comprising the Put Option Premium), shall be exempt, in reliance on the exemption from registration under the Securities Act under section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, without further act or action by any Entity. The issuance of New Membership Interests upon the conversion of the New Second Lien Convertible Notes will be exempt from registration under the Securities Act pursuant to section 3(a)(9) thereof.

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38.         Setoffs and Recoupments. Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

39.         Claims Resolution Procedures Approved. The procedures for resolving claims outlined in Article VII of the Plan are hereby approved.

40.         Disputed Claims Reserve. In accordance with Section 7.7 of the Plan, there shall be withheld from the New Membership Interests (which withheld New Membership Interests shall not be issued by Reorganized CHC until such time as the respective Disputed Claims are resolved) and New Unsecured Notes to be distributed to holders of Allowed General Unsecured Claims and Cash to be distributed to holders of Allowed Convenience Class Claims, approximately (i) 0.37% of New Membership Interests (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and $7,938,944 in New Unsecured Notes on account of Disputed Primary General Unsecured Claims, (ii) 0.32% of New Membership Interests (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and $6,891,566 in New Unsecured Notes on account of Disputed Secondary General Unsecured Claims, and (iii) $750,000 of Cash on account of Disputed Convenience Claims, which represents the aggregate amount of New Membership Interests, New Unsecured Notes, and Cash that would be distributable to Disputed Primary General Unsecured Claims, Disputed Secondary General Unsecured Claims, and Disputed Convenience Claims, as applicable, had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). The foregoing estimated amounts to be initially withheld do not affect the rights of all parties to argue the appropriate Allowed amount of Disputed Claims regardless of what was withheld. To the extent any dividends would have been payable on any withheld New Membership Interests had such New Membership Interests been issued and distributed on the Effective Date, an amount equal to such dividends shall be held by Reorganized CHC for the benefit of (i) holders of Disputed General Unsecured Claims against any of the Debtors whose Claims are subsequently Allowed and (ii) other parties entitled thereto hereunder.

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41.         The Reorganized Debtors shall, in consultation with the Post-Effective Date Committee, be authorized to increase or decrease the amount of New Membership Interests and New Unsecured Notes withheld in respect of Disputed Claims should any of the assumptions underlying the analysis described in the Del Genio Confirmation Declaration change such that the amount of Disputed General Unsecured Claims increases or decreases. The Reorganized Debtors, working together with the Post-Effective Date Committee, shall endeavor to make distributions under the Plan as soon as practicable after the Effective Date, taking into account the best interests of the claimants due to receive consideration thereunder.

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42.         Assumption of Contracts and Leases. Pursuant to Article VIII of the Plan, as of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which the Debtors are party shall be deemed rejected except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is specifically designated on the Schedule of Assumed Contracts and Leases filed and served prior to commencement of the Confirmation Hearing (including customer contracts and certain other categories of agreements referenced in the General Notes thereto), (iii) is specifically designated on the Schedule of Rejected Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iv) is specifically designated on the Schedule of Assumed Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, (v) is specifically designated on the Schedule of Rejected Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, (vi) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (vii) is assumed pursuant to this Order. The Debtors and OMNI Taxi Aereo S.A. (“OMNI”) shall each reserve any rights and remedies under the following contracts, which, for the avoidance of doubt, are hereby assumed effective as of the Effective Date: (i) Parts by the Hour Agreement No. 11241 (the “Original PBH Agreement”), (ii) the associated General Terms Agreement (the “GTA”), (iii) Amendment to the Original PBH Agreement (the “Amendment”), and (iv) S61 Engines and Components Framework Agreement (the “ECF Agreement,” and together with the Original PBH Agreement, GTA, and Amendment, the “OMNI Agreements”), including with respect to the amount and use of any OMNI deposits held by the Debtors or amounts owed either party under the OMNI Agreements. The determination of disputes regarding these issues shall be determined by the agreement of the Debtors and OMNI in the ordinary course of business. To the extent the parties are unable to agree to the amount and use of any such deposit or any amounts owed under the OMNI Agreements (or otherwise regarding alleged breach by either party under any of the OMNI Agreements), either party may assert and pursue such claims pursuant to the terms of the OMNI Agreements.

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43.         Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of this Order by the Bankruptcy Court shall constitute approval of the rejections, assumptions, and assumptions and assignments provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections or assumptions or assumptions and assignments of executory contracts and unexpired leases pursuant to the Plan are effective as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to the Plan or by order of the Bankruptcy Court but not assigned to a third party before the Effective Date shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

44.         Unless otherwise provided in the Plan, this Order, or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed or assumed and assigned shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the Schedule of Assumed Contracts and Leases or Schedule of Assumed Aircraft Leases.

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45.         Pursuant to the Milestone Term Sheet, and as provided by the Order approving the Milestone Term Sheet [Docket No. 1381], on the Effective Date, among other things, (i) the Milestone Committed Aircraft Lease Agreements (as defined in the Milestone Term Sheet) shall be assumed and shall vest in and be fully enforceable against applicable Reorganized Debtor; (ii) any guarantee agreement or other Definitive Restructuring Document (as defined in the Milestone Term Sheet) that is not an executory contract, shall be reinstated and shall vest in, and be fully enforceable against, the applicable Reorganized Debtor; (iii) the Milestone Incremental Aircraft Lease Agreements (as defined in the Milestone Term Sheet) shall vest in and be fully enforceable against the applicable Reorganized Debtor; and (iv) the PK Financing Commitment Letter (as defined in the Milestone Term Sheet) shall be assumed and shall vest in and be fully enforceable against the applicable Reorganized Debtor.

46.         In accordance with the Plan, any unexpired contract or lease set forth on the Schedule of Assumed Contracts and Leases or Schedule of Assumed Aircraft Leases that CHC Group Ltd. is a party to, shall be assumed and assigned to Reorganized CHC (as defined in the Plan) pursuant to sections 365 and 1123 of the Bankruptcy Code in accordance with the Restructuring Transactions set forth in the Plan.

47.         Determination of Cure Disputes and Deemed Consent. On January 22, 2017, the Debtors filed and served the Schedule of Assumed Contracts and Leases and the Schedule of Assumed Aircraft Leases, and the Schedule of Assumed Compensation and Benefit Plans (the “Assumption Notices”) as part of the Plan Supplement, which Assumption Notices, if and where applicable, indicated whether the executory contract or lease is also being assigned and to whom. In addition, the Debtors simultaneously served a Cure Notice on parties to executory contracts or unexpired leases to be assumed or, if applicable, assigned, reflecting the Debtors’ intention to assume or assume and assign the contract or lease in connection with the Plan and, where applicable, setting forth the proposed Cure Amount (if any).

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48.         With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtors existing as of the Confirmation Date shall be the Cure Amount set in the Cure Notice. The Cure Amount shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption of the relevant executory contract or unexpired lease. Upon payment in full of the Cure Amount, any and all proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or hereunder shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Bankruptcy Court.

49.         If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment, such dispute shall be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the Debtors’ notice of intent to assume or assume and assign, shall be deemed to have consented to such assumption or assumption and assignment and the Cure Amount (even if Zero Dollars ($0)), and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment or the amount of such Cure Amount thereafter.

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50.         Rejection. In the event that the rejection of an executory contract or unexpired lease results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) entry of this Order, or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or on the Schedule of Rejected Aircraft Leases or order of the Bankruptcy Court. This Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases and Schedule of Rejected Aircraft Leases. The Debtors shall serve all counterparties to contract or leases rejected pursuant to this Order with a notice of entry of this Order indicating that they have thirty (30) days from the entry of this Order to file a proof of Claim for rejection damages.

51.         Survival of Debtors’ Indemnification Obligations. Pursuant to Section 8.4 of the Plan, any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents and agreements to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by the Plan; provided, that the Reorganized Debtors shall not indemnify any person for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes fraud, gross negligence, or willful misconduct. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors.

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52.         Compensation and Benefit Plans. On January 22, 2017, the Debtors filed, as part of the Plan Supplement, the Schedule of Assumed Compensation and Benefit Plans. All employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, shall be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such policy or plan, as applicable, (i) has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is the subject of a separate motion to assume or reject pending on the Confirmation Date, (iii) is specifically listed on the Schedule of Rejected Contracts and Leases, or (iv) is otherwise expressly assumed or rejected pursuant to the Plan; provided, however, notwithstanding the foregoing, any such policy, plan, or program that is (x) not listed on the Schedule of Assumed Compensation and Benefits Plan or Schedule of Assumed Contracts and Leases and (y) not terminable by the applicable employer without material liability to the Reorganized Debtors, shall be deemed rejected. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements. Further, notwithstanding the foregoing or anything to the contrary set forth herein, all “retiree benefit plans” as defined in section 1114 of the Bankruptcy Code shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed under the Plan.

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53.         Insurance Policies. All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts, shall be assumed by the applicable Debtor, and shall vest in the Reorganized Debtors and continue in full force and effect thereafter in accordance with their respective terms.

54.         Discharge of Claims Against and Interests in the Debtors. Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in this Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

55.         Term of Pre-Confirmation Injunctions and Stays. Unless otherwise provided in the Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of this Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

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56.         Release and Exculpation Provisions. Subject to Paragraph 57 of this Order, all injunctions, releases, and exculpation provisions set forth in the Plan, including but not limited to those contained in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, are hereby approved and shall be effective and binding on all persons and entities, to the extent provided therein. The Bankruptcy Court shall retain exclusive jurisdiction over any suit brought on any claim or Cause of Action against a Protected Party in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Rights Offering, the Support Agreements, the transactions contemplated by Section 5.2 of the Plan, the Plan and all related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing, and any Entity bringing such suit shall do so in the Bankruptcy Court or such other court as the Bankruptcy Court may direct. The protections given to the Protected Parties in the Plan and this Order shall be in addition to, and shall not limit, all other releases, indemnities, injunctions, exculpations and any other applicable law or rules protecting the Protected Parties from liability. For the avoidance of doubt, nothing in the Plan or this Order is intended to affect the police or regulatory activities of governmental agencies.

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57.         For the avoidance of doubt, unless otherwise agreed or consented to by a Governmental Unit, no provision in the Plan or in the Confirmation Order: (a) releases any Released Party or Exculpated Parties other than the Debtors or Reorganized Debtors from any claim or cause of action held by a Governmental Unit; or (b) enjoins, limits, impairs or delays any Governmental Unit from commencing or continuing any claim, suit, action, proceeding, cause of action, or investigation against any Released Party or Exculpated Parties other than the Debtors or Reorganized Debtors; provided; however, that nothing in the Plan or in the Confirmation Order, including clauses (a) and (b) above, shall discharge, release, enjoin, or otherwise bar (i) any liability of the Debtors or the Reorganized Debtors to a Governmental Unit arising on or after the Confirmation Date with respect to events occurring on or after the Confirmation Date, (ii) any liability to a Governmental Unit that is not a Claim, (iii) any valid right of setoff or recoupment of a Governmental Unit and (iv) any police or regulatory action by a Governmental Unit.

58.         Subordinated Claims. All subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, the distributions under the Plan to the holders of Allowed Claims will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

59.         Waiver of Certain Avoidance Actions. On the Effective Date, the Reorganized Debtors shall be deemed to waive and release all Avoidance Actions against non-insider trade vendors and employees of the Reorganized Debtors as of the Effective Date.

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60.         Retention of Causes of Action/Reservation of Rights. Except as otherwise provided in the Plan, nothing contained in the Plan or this Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.7, 10.8, and 10.9 of the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

61.         Ipso Facto and Similar Provisions Ineffective. Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of the Plan, including any change of control that will occur as a result of such consummation; (d) any change of control resulting from the issuance, or mandatory conversion of the New Second Lien Convertible Notes; (e) any change of control resulting from the Cayman Proceedings; or (f) the Restructuring.

62.         Retention of Jurisdiction. On and after the Effective Date, pursuant to sections 105 and 1142 of the Bankruptcy Code, the Bankruptcy Court, except as otherwise provided in the Plan or in this Order, shall retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including, but not limited to, jurisdiction over the matters set forth in Article XI of the Plan.

75

63.         Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order.

64.         Reversal/Stay/Modification/Vacatur of Confirmation Order. Except as otherwise provided in this Order, if any or all of the provisions of this Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Bankruptcy Court, or any other court, such reversal, stay, modification or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtors or the Reorganized Debtors, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur. Notwithstanding any such reversal, stay, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Order and the Plan or any amendments or modifications thereto.

65.         Provisions of Plan and Confirmation Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

76

66.         Modifications and Amendments. The Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. After the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in the Plan or this Order with respect to such matters as may be necessary to carry out the purposes of effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, subject to the consent rights set forth in the Plan Support Agreement; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Allowed Claims or Allowed Interests under the Plan.

67.         Revocation or Withdrawal of Plan. The Debtors are hereby granted the authority to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors, subject to the consent rights set forth in, and the terms and conditions of, the Plan Support Agreement. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or Entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or Entity.

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68.         Dissolution of the Creditors’ Committee. Except to the extent otherwise provided in the Plan, upon the Effective Date, the current and former members of the Creditors’ Committee, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (i) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (ii) any appeals of this Order, (iii) any appeals to which the Creditors’ Committee is a named party; (iv) any adversary proceedings or contested matters as of the Effective Date to which the Creditors’ Committee is a named party; and (v) responding to creditor inquiries for fourteen (14) days following the Effective Date. Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee shall be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants and other agents shall terminate.

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69.         Post-Effective Date Committee. So long as the Creditors’ Committee does not terminate its obligations under the Plan Support Agreement, a Post-Effective Date Committee shall be formed on the Effective Date, with its rights as set forth in Section 7.5 of the Plan. The Post-Effective Date Committee shall consist of three (3) members appointed by and from the Creditors’ Committee and may adopt by-laws governing its conduct. The Reorganized Debtors will reimburse the Post-Effective Date Committee and its members (in such capacity) for reasonable and documented fees and out-of-pocket expenses, subject to a cap of Five Hundred Thousand Dollars ($500,000) in the aggregate. Unless the Post-Effective Date Committee votes to disband earlier, the existence of the Post-Effective Date Committee, and all rights and powers associated therewith, shall terminate on the date on which all Disputed General Unsecured Claims and Disputed Convenience Claims have been resolved.

70.         Exemption from Certain Transfer Taxes. Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security or other property hereunder, including, to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under the Plan, including pursuant to the transactions contemplated by Section 5.2 of the Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and any transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. In furtherance thereof, and to the fullest extent permitted by applicable law, any such issuance, transfer, or exchange shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code.

71.         Applicable Non-bankruptcy Law. Pursuant to section 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Plan and related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

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72.         Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Bankruptcy Court or the Office of the U.S. Trustee (except for monthly operating reports or any other post-confirmation reporting obligation to the U.S. Trustee), is hereby waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

73.         Governmental Approvals Not Required. This Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

74.         Notice of Entry of Confirmation Order and Effective Date. On or before the twentieth (20th) day following the date of entry of this Order, the Debtors shall serve notice of entry of this Order (which may be combined with the Notice of the Effective Date) pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all known creditors and interest holders, the U.S. Trustee, and other parties in interest, by causing notice of entry of this Order (the “Notice of Confirmation”), to be delivered to such parties by first-class mail, postage prepaid. The Debtors shall also post the Notice of Confirmation on the website maintained by the Claims and Noticing Agent, at http://www.kccllc.net/chc (the “Case Website”). The notice described herein is adequate under the circumstances, no other or further notice is necessary, and such notice shall be deemed to have been mailed “promptly” if such mailing occurs on or before the twentieth (20th) day following the date of entry of this Order.

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75.         Notice of Effective Date. On the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date (“Notice of Effective Date”) with the Bankruptcy Court. As soon as practicable after the occurrence of the Effective Date, the Reorganized Debtors shall serve the Notice of Effective Date on all holders of Claims and Interests, the U.S. Trustee, and other parties in interest, by causing the Notice of Effective Date to be delivered to such parties by first-class mail, postage prepaid. The Reorganized Debtors shall also post the Notice of Effective Date on the Case Website.

76.         Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

77.         Final Order. This Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

78.         Inconsistency. To the extent of any inconsistency between this Order and the Plan, this Order shall govern. To the extent of any inconsistency between this Order or the Plan, on the one hand, and the Milestone Term Sheet or the PK Financing Commitment Letter on the other, the Milestone Term Sheet or the PK Financing Commitment Letter, as applicable, shall govern.

79.         Order Effective Immediately. The requirements under Bankruptcy Rule 3020(e) that an order confirming a plan is stayed until the expiration of 14 days after entry of the order are hereby waived. This Order shall take effect immediately and shall not be stayed pursuant to Bankruptcy Rules 3020(e), 6004(h), 6006(d), or 7062.

80.         No Waiver. The failure to specifically include any particular provision of the Plan in this Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Bankruptcy Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

### END OF ORDER ###

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EXHIBIT A

Debtors

	Last Four		Last Four
	Digits of		Digits of
	Federal Tax		Federal Tax
Debtor	I.D. No.	Debtor	I.D. No.
CHC Group Ltd.	7405	CHC Hoofddorp B.V.	2413
6922767 Holding SARL	8004	CHC Leasing (Ireland) Limited (n/k/a CHC Leasing (Ireland) Designated Activity Company)	8230
Capital Aviation Services B.V.	2415	CHC Netherlands B.V.	2409
CHC Cayman ABL Borrower Ltd.	5051	CHC Norway Acquisition Co AS	6777
CHC Cayman ABL Holdings Ltd.	4835	Heli-One (Netherlands) B.V.	2414
CHC Cayman Investments I Ltd.	8558	Heli-One (Norway) AS	2437
CHC Den Helder B.V.	2455	Heli-One (U.S.) Inc.	9617
CHC Global Operations (2008) ULC	7214	Heli-One (UK) Limited	2451
CHC Global Operations Canada (2008) ULC	6979	Heli-One Canada ULC	8735
CHC Global Operations International ULC	8751	Heli-One Holdings (UK) Limited	6780
CHC Helicopter (1) S.à r.l.	8914	Heli-One Leasing (Norway) AS	2441
CHC Helicopter (2) S.à r.l.	9088	Heli-One Leasing ULC	N/A
CHC Helicopter (3) S.à r.l.	9297	Heli-One USA Inc.	3691
CHC Helicopter (4) S.à r.l.	9655	Heliworld Leasing Limited	2464
CHC Helicopter (5) S.à r.l.	9897	Integra Leasing AS	2439
CHC Helicopter Australia Pty Ltd	2402	Lloyd Bass Strait Helicopters Pty. Ltd.	2398
CHC Helicopter Holding S.à r.l.	0907	Lloyd Helicopter Services Limited	6781
CHC Helicopter S.A.	6821	Lloyd Helicopter Services Pty. Ltd.	2394
CHC Helicopters (Barbados) Limited	7985	Lloyd Helicopters International Pty. Ltd.	2400
CHC Helicopters (Barbados) SRL	N/A	Lloyd Helicopters Pty. Ltd.	2393
CHC Holding (UK) Limited	2198	Management Aviation Limited	2135
CHC Holding NL B.V.	6801

Exhibit 1

Fourth Amended Joint Chapter 11 Plan of CHC Group Ltd. and its Affiliated Debtors

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF TEXAS

DALLAS DIVISION

x
:
In re:	:	Chapter 11
:
CHC GROUP LTD. et al.,	:	Case No. 16–31854 (BJH)
:
:
	:	(Jointly Administered)
Debtors.	:
:
x

FOURTH AMENDED JOINT CHAPTER 11 PLAN OF
CHC GROUP LTD. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Telephone: (214) 746-7700
Facsimile: (214) 746-7777

– and –

767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and Debtors in Possession

Dated:	February 15, 2017
Dallas, Texas

Table of Contents

ARTICLE I.	Definitions and Interpretation	1

1.1	Definitions	1

1.2	Interpretation; Application of Definitions; Rules of Construction	22

1.3	Reference to Monetary Figures	23

1.4	Consent Rights of Consenting Creditor Parties	23

1.5	Controlling Document	23

ARTICLE II.	Administrative Expense Claims, Fee Claims, and Priority Tax Claims	23

2.1	Treatment of Administrative Expense Claims	23

2.2	Treatment of Professional Fee Claims	24

2.3	Treatment of Priority Tax Claims	24

ARTICLE III.	Classification of Claims and Interests	24

3.1	Classification in General	24

3.2	Grouping of Debtors for Convenience Only	25

3.3	Summary of Classification of Claims and Interests	25

3.4	Separate Classification of Other Secured Claims	26

3.5	Elimination of Vacant Classes	26

3.6	Voting Classes; Presumed Acceptance by Non-Voting Classes	26

3.7	Voting; Presumptions; Solicitation	26

3.8	Cramdown	27

3.9	No Waiver	27

ARTICLE IV.	Treatment of Claims and Interests	27

4.1	Class 1: Other Priority Claims	27

4.2	Class 2: Other Secured Claims	28

4.3	Class 3: Revolving Credit Agreement Claims	28

4.4	Class 4: ABL Credit Agreement Claims	28

i

4.5	Class 5: Senior Secured Notes Claims	29

4.6	Class 6: Unsecured Notes Claims	30

4.7	Class 7: General Unsecured Claims	30

4.8	Class 8: Convenience Claims	31

4.9	Class 9: Intercompany Claim	31

4.10	Class 10: Existing CHC Interests	31

4.11	Class 11: Intercompany Interests	32

4.12	Debtors’ Rights in Respect of Unimpaired Claims	32

4.13	Treatment of Vacant Classes	32

ARTICLE V.	Means for Implementation; Post-Effective Date Governance	32

5.1	Continued Corporate Existence	32

5.2	Restructuring Transactions	33

5.3	Exit Revolving Credit Facility	33

5.4	Amended and Restated ABL Credit Facility	33

5.5	[Reserved]	34

5.6	Authorization, Issuance, and Delivery of New Membership Interests	34

5.7	New Second Lien Convertible Notes	34

5.8	New Unsecured Notes	34

5.9	Reorganized CHC Operating Agreement	35

5.10	Cancellation of Certain Existing Agreements	35

5.11	Release of Liens	36

5.12	Officers and Boards of Directors	37

5.13	Management Incentive Plan	37

5.14	New Intercreditor Agreement	37

5.15	Registration Rights	38

5.16	Rights Offering	38

ii

5.17	Intercompany Interests	38

5.18	Tax Matters	38

5.19	Separability	39

5.20	Settlement of Claims and Controversies	39

5.21	Limited Consolidation for Primary General Unsecured Claims Distribution	39

5.22	Adjustment of Primary General Unsecured Claims Distribution and Secondary General Unsecured Claims Distribution	40

5.23	Restructuring Expenses	40

ARTICLE VI.	Distributions	40

6.1	Distributions Generally	40

6.2	Plan Funding	41

6.3	No Postpetition Interest on Claims	41

6.4	Date of Distributions	41

6.5	Distribution Record Date	41

6.6	Disbursing Agent	41

6.7	Delivery of Distributions	42

6.8	Unclaimed Property	42

6.9	Satisfaction of Claims	42

6.10	Manner of Payment Under Plan	42

6.11	Fractional Shares and Notes and De Minimis Cash Distributions	42

6.12	No Distribution in Excess of Amount of Allowed Claim	43

6.13	Allocation of Distributions Between Principal and Interest	43

6.14	Exemption from Securities Laws	43

6.15	Setoffs and Recoupments	44

6.16	Rights and Powers of Disbursing Agent	44

6.17	Withholding and Reporting Requirements	44

iii

ARTICLE VII.	Procedures for Resolving Claims	45

7.1	Disputed Claims Generally	45

7.2	Objections to Professional Fee Claims	45

7.3	Estimation of Claims	45

7.4	Claim Resolution Procedures Cumulative	46

7.5	Resolution of Disputed Claims	46

7.6	No Distributions Pending Allowance	46

7.7	Disputed Claims Reserve	46

7.8	Distributions After Allowance	48

ARTICLE VIII.	Executory Contracts and Unexpired Leases	48

8.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	48

8.2	Determination of Cure Disputes and Deemed Consent	49

8.3	Rejection	50

8.4	Survival of the Debtors’ Indemnification Obligations	50

8.5	Compensation and Benefit Plans	50

8.6	Insurance Policies	51

8.7	Reservation of Rights	51

ARTICLE IX.	Conditions Precedent to the Occurrence of the Effective Date	52

9.1	Conditions Precedent to the Effective Date	52

9.2	Waiver of Conditions Precedent	53

ARTICLE X.	Effect of Confirmation.	53

10.1	Binding Effect	53

10.2	Vesting of Assets	53

10.3	Discharge of Claims Against and Interests in the Debtors	54

10.4	Term of Pre-Confirmation Injunctions and Stays	54

10.5	Injunction Against Interference with Plan	54

iv

10.6	Plan Injunction	54

10.7	Releases	55

10.8	Exculpation and Protected Party Injunction	57

10.9	Injunction Related to Releases and Exculpation	57

10.10	Subordinated Claims	58

10.11	Waiver of Certain Avoidance Actions	58

10.12	Retention of Causes of Action and Reservation of Rights	58

10.13	Ipso Facto and Similar Provisions Ineffective	58

ARTICLE XI.	Retention of Jurisdiction	59

11.1	Retention of Jurisdiction	59

ARTICLE XII.	Miscellaneous Provisions	61

12.1	Amendments	61

12.2	Revocation or Withdrawal of Plan	61

12.3	Dissolution of Creditors’ Committee	61

12.4	Post-Effective Date Committee	62

12.5	Exemption from Certain Transfer Taxes	62

12.6	Payment of Statutory Fees	62

12.7	Severability	63

12.8	Governing Law	63

12.9	Immediate Binding Effect	63

12.10	Successors and Assign	63

12.11	Entire Agreement	63

12.12	Computing Time	63

12.13	Exhibits to Plan	64

12.14	Expedited Tax Determination	64

12.15	Notices	64

12.16	Reservation of Rights	66

v

Each of CHC Group Ltd., 6922767 Holding SARL, Capital Aviation Services B.V., CHC Cayman ABL Borrower Ltd., CHC Cayman ABL Holdings Ltd., CHC Cayman Investments I Ltd., CHC Den Helder B.V., CHC Global Operations (2008) ULC, CHC Global Operations Canada (2008) ULC, CHC Global Operations International ULC, CHC Helicopter (1) S.à r.l., CHC Helicopter (2) S.à r.l., CHC Helicopter (3) S.à r.l., CHC Helicopter (4) S.à r.l., CHC Helicopter (5) S.à r.l., CHC Helicopter Australia Pty Ltd, CHC Helicopter Holding S.à r.l., CHC Helicopter S.A., CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, CHC Holding (UK) Limited, CHC Holding NL B.V., CHC Hoofddorp B.V., CHC Leasing (Ireland) Limited ( n/k/a CHC Leasing (Ireland) Designated Activity Company), CHC Netherlands B.V., CHC Norway Acquisition Co AS, Heli-One (Netherlands) B.V., Heli-One (Norway) AS, Heli-One (U.S.) Inc., Heli-One (UK) Limited, Heli-One Canada ULC, Heli-One Holdings (UK) Limited, Heli-One Leasing (Norway) AS, Heli-One Leasing ULC, Heli-One USA Inc., Heliworld Leasing Limited, Integra Leasing AS, Lloyd Bass Strait Helicopters Pty. Ltd., Lloyd Helicopter Services Limited, Lloyd Helicopter Services Pty. Ltd., Lloyd Helicopters International Pty. Ltd., Lloyd Helicopters Pty. Ltd., and Management Aviation Limited (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.

1.1	Definitions.

The following terms shall have the respective meanings specified below:

ABL Credit Agreement means that certain Credit Agreement, dated as of June, 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time), by and among CHC Cayman ABL Borrower Ltd., as borrower, the lenders party thereto from time to time, the ABL Credit Facility Administrative Agent, and the ABL Credit Facility Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time prior to the Petition Date).

ABL Credit Agreement Claim means any Claim arising under or related to the ABL Credit Agreement or any other Loan Documents, including all Obligations, including Obligations in respect of Hedging Agreements entered into with Hedging Affiliates and/or Bank Products Agreements entered into with any Bank Products Affiliate (as each such term is defined in the ABL Credit Agreement).

ABL Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the ABL Credit Agreement.

ABL Credit Facility Administrative Agent means Morgan Stanley Senior Funding, Inc., solely in its capacity as administrative agent under the ABL Credit Agreement, and together with any of its successors in such capacity.

1

ABL Credit Facility Collateral Agent means BNP Paribas S.A., solely in its capacity as collateral agent under the ABL Credit Agreement, and together with any of its successors in such capacity.

ABL Allowed Primary General Unsecured Claim means a Seventy-Eight Million Dollar ($78,000,000) Allowed General Unsecured Claim against the Estate of CHC Cayman ABL Borrower LTD., as borrower under the ABL Credit Agreement.

ABL Allowed Secondary General Unsecured Claims mean a Seventy-Eight Million Dollar ($78,000,000) Allowed General Unsecured Claim against each of the Estates of CHC Cayman ABL Holdings LTD., CHC Helicopter Holdings S.À R.L., CHC Helicopter S.A., and 6922767 Holdings SARL, as guarantors under the ABL Credit Agreement.

ABL Lender Parties means Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., BNP Paribas S.A., Natixis, New York Branch, and Deutsche Bank AG New York Branch, each as lenders under the ABL Credit Agreement, the ABL Credit Facility Administrative Agent, and the ABL Credit Facility Collateral Agent.

Accepting Revolving Credit Facility Lenders means the Revolving Credit Facility Lendersthat vote to accept this Plan. Accredited Investor means an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

Additional Consenting Parties means each of the other beneficial owners (or investment managers or advisors for the beneficial owners) of the Senior Secured Notes, Unsecured Notes, or Claims against the Debtors, in each case, that becomes a party to the Plan Support Agreement from and after October 11, 2016 in accordance with its terms by executing and delivering a Joinder Agreement (as defined in the Plan Support Agreement), together with any of their respective successors and permitted assigns under the Plan Support Agreement.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) the Professional Fee Claims; (c) the Milestone Administrative Expense Claim; (d) the Put Option Premium, to the extent paid in cash pursuant to the terms and conditions of the Backstop Agreement; and (e) the Restructuring Expenses.

Aircraft Equipment means an aircraft, aircraft engine, propeller, appliance, or spare part (each as defined in section 40102 of title 49 of the United States Code) that is subject to a security interest granted by, leased to, or conditionally sold to any of the Debtors, including all records and documents relating to such equipment.

Aircraft Sublease means any agreement relating to any sublease (including, without limitation, any sub-sublease) of Aircraft Equipment, including, without limitation, any sublease agreement and any security assignment of sublease agreement or of any insurances maintained by the sublessee, or of any insurance or other proceeds of any such sublease agreement or security assignment.

2

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) that is not Disputed, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed by Final Order of the Bankruptcy Court, (iv) any Claim expressly allowed under this Plan, (v) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed, and (vi) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge. If a Claim is Allowed only in part, any provisions hereunder with respect to Allowed Claims are applicable solely to the Allowed portion of such Claim.

Amended and Restated ABL Credit Agreement means the Revolving Credit Agreement, as amended and restated, substantially in the form contained in the Plan Supplement and the terms of which shall be consistent in all material respects with those set forth in the Amended and Restated ABL Credit Facility Term Sheet.

Amended and Restated ABL Credit Facility means that certain asset -backed loan credit facility provided to the Reorganized Debtors pursuant to the Amended and Restated ABL Credit Agreement.

Amended and Restated ABL Credit Facility Documents means, collectively, the Amended and Restated ABL Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).

Amended and Restated ABL Credit Facility Term Sheet means that term sheet approved on December 6, 2016 at Docket No. 1293.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association, operating agreement (including the Reorganized CHC Operating Agreement), or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing document, and the terms of which shall be consistent in all material respects with the Plan Term Sheet (as defined in, and attached to, the Plan Support Agreement) and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

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Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any operating agreement (including the Reorganized CHC Operating Agreement), memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent it contains material changes to the existing document, and the terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Asset means all of the right, title, and interest in and to property of whatever type or nature (including real, personal, mixed, intellectual, tangible, and intangible property).

Avoidance Actions means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law.

Backstop Agreement means that certain Backstop Agreement, dated as of October 11, 2016, by and among CHC Parent and the Backstop Parties.

Backstop Commitment means the obligation of the Backstop Parties to purchase the New Second Lien Convertible Notes in the Rights Offering in the amounts set forth in Exhibit A to the Backstop Agreement, pursuant to the terms and conditions of the Backstop Agreement.

Backstop Parties means certain of the Plan Sponsors and the Individual Creditor Parties, together with any of their respective successors and permitted assigns pursuant to the terms and conditions of the Backstop Agreement, that have agreed to backstop the Rights Offering under the Backstop Agreement, each in its capacity as such.

Ballot means the applicable form or forms of ballot(s) to be distributed to holders of Claims entitled to vote on the Plan and on which the acceptance or rejection of the Plan is to be indicated.

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

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Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Canadian Court means the Supreme Court of British Columbia.

Canadian Recognition Proceeding means the proceeding commenced before the Canadian Court by CHC Parent, as foreign representative of the Debtors, on September 30, 2016, under Part IV of the Companies’ Creditors Arrangement Act, seeking, among other things, recognition of the Chapter 11 Cases as “foreign main proceedings” (ii) recognition of CHC Parent as the foreign representative of the Debtors; (iii) recognition of certain orders granted by the Bankruptcy Court in the Chapter 11 Cases; and (iv) a stay of all proceedings against the Canadian Debtors and their directors and officers.

Cash means legal tender of the United States of America.

Cash Collateral Order means, collectively, (a) the interim orders authorizing the use of prepetition collateral and cash collateral entered by the Bankruptcy Court on May 07, 2016 [Docket No. 61]; June 08, 2016 [Docket No. 274]; July 08, 2016 [Docket No. 570]; August 0 9, 2016 [Docket No. 734]; September 02, 2016 [Docket No. 831]; September 23, 2016 [Docket No. 906]; October 21, 2016 [Docket No. 1045]; November 7, 2016 [Docket No. 1146]; December 6, 2016 [Docket No. 1292 ]; and December 22, 2016 [Docket No. 1393] and (b) the final order authorizing and granting such relief, entered by the Bankruptcy Court on January 6, 2017 [Docket No. 1452].

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, Lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including any fraudulent transfer or similar claims.

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Cayman Proceedings means any proceedings in the Cayman Islands necessary to effectuate the Restructuring.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on May 5, 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re CHC Group Ltd., et al., Ch. 11 Case No. 16-31854 (BJH).

CHC Finance means a new exempted company incorporated under the laws of the Cayman Islands, formed in connection with this Plan and wholly-owned by Reorganized CHC.

CHC Intermediate Holding means a new Cayman Islands limited liability company, formed in connection with this Plan and wholly-owned by Reorganized CHC.

CHC Parent means CHC Group Ltd., a Cayman Islands exempted company.

Claim means a “claim” against a Debtor, as such term is defined in section 101(5) of the Bankruptcy Code. Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is valid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court, together with all exhibits, appendices, supplements, and related documents, confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

Consenting Creditor Parties means the Milestone Parties, the Plan Sponsors, the Creditors’ Committee, the Individual Creditor Parties, and the Additional Consenting Parties.

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Convenience Claim means any Claim against the Debtors that would otherwise be a Primary General Unsecured Claim that is (i) Allowed in the Convenience Claim Amount or less, or (ii) irrevocably reduced to the Convenience Claim Amount at the election of the holder of the Allowed Primary General Unsecured Claim evidenced on the Ballot submitted by such holder; provided, however, that a Primary General Unsecured Claim may not be subdivided into multiple Claims of the Convenience Claim Amount or less for purposes of receiving treatment as a Convenience Claim; provided, further, however that, to the extent that a holder of a Convenience Claim against a Debtor holds any joint and several liability claims, guaranty claims, or other similar claims against any other Debtors arising from or relating to the same obligations or liability as such Convenience Claim, such holder shall only be entitled to a distribution on one Convenience Claim against the Debtors in full and final satisfaction of all such Claims.

Convenience Claim Amount means One Hundred Thousand Dollars ($100,000), or such greater amount as may be agreed to among the Debtors and the Creditors’ Committee.

Convenience Claim Distribution Amount means the aggregate amount of Cash distributed to holders of Allowed Convenience Class Claims against all Debtors, which amount shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate.

Creditors’ Committee means the statutory committee of unsecured claimholders appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as same may be constituted from time to time.

Creditors’ Committee Members means the current and former members of the Creditors’ Committee, in each case in their capacities as such.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Cure Dispute means a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or other issues related to assumption of an executory contract or unexpired lease.

Cure Notice means a notice of a proposed Cure Amount to be paid in connection with an executory contract or unexpired lease to be assumed or assumed and assigned under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include (i) procedures for objecting to proposed assumptions or assumptions and assignments of executory contracts and unexpired leases, (ii) any Cure Amount to be paid in connection therewith, and (iii) procedures for resolution by the Bankruptcy Court of any related disputes.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

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Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof, including any Debtor, or Reorganized Debtor, as applicable, that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and other applicable law, which shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

Disclosure Statement Order means the order entered by the Bankruptcy Court approving the Disclosure Statement.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation (pursuant to Section 7.3 of this Plan or otherwise) that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Disputed Claims Reserve means the reserve established pursuant to and governed by Section 7.7 of this Plan.

Distribution Record Date means the Effective Date.

DTC means the Depository Trust Company, a limited -purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Eligible Offeree means a holder or transferee of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim, in each case who is an Accredited Investor as of the Rights Offering Record Date.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

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Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Existing CHC Interests means all Interests in CHC Parent immediately prior to the Effective Date, including all options, warrants, ordinary and preferred shares.

Exit Revolving Credit Agreement means the Revolving Credit Agreement, as amended and restated, substantially in the form contained in the Plan Supplement, and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

Exit Revolving Credit Facility means that certain revolving credit facility provided to the Reorganized Debtors pursuant to the Exit Revolving Credit Agreement.

Exit Revolving Credit Facility Agent means HSBC Bank PLC, solely in its capacity as administrative agent under the Exit Revolving Credit Agreement, and together with any of its successors in such capacity.

Exit Revolving Credit Facility Documents means, collectively, the Exit Revolving Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing is then pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

General Unsecured Claim means any Claim that is (a) not an Administrative Expense Claim, a Professional Fee Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Revolving Credit Agreement Claim, a Senior Secured Note Claim, an ABL Credit Agreement Claim (other than the ABL Allowed General Unsecured Claim), an Unsecured Notes Claim, a Senior Secured Notes Deficiency Claim, an Intercompany Claim, or a Convenience Claim, or (b) otherwise determined by an order of the Bankruptcy Court to be a General Unsecured Claim, including, for the avoidance of doubt, the Milestone Allowed General Unsecured Claim.

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Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Indenture Trustees means the Senior Secured Notes Indenture Trustee and the Unsecured Notes Indenture Trustee.

Individual Creditor Parties means Solus Alternative Asset Management LP and Marble Ridge Capital LP, as beneficial holders, or investment advisors or managers for the account of such beneficial holders of Unsecured Notes, together with any of their respective successors and permitted assigns under the Plan Support Agreement that have executed the Plan Support Agreement.

Intercompany Claim means any Claim against a Debtor held by either another Debtor or by a non-debtor affiliate of a Debtor. For the avoidance of doubt, any Claims against a Debtor held by either another Debtor or by a non-debtor affiliate of a Debtor that has otherwise been assigned by such Debtor or non-debtor affiliate to a third-party is not an Intercompany Claim.

Intercompany Interest means an Interest in a Debtor other than CHC Parent held by another Debtor or by a non-debtor affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Local Rules means the local bankruptcy rules of the Bankruptcy Court.

Management Incentive Plan means the management incentive plan that will be adopted by the Reorganized Debtors on, or as soon as reasonably practicable after, the Effective Date, consistent with the terms set forth in the Plan Supplement.

Management Incentive Plan Securities means the New Membership Interests, or any options, warrants, or other securities, issued pursuant to the Management Incentive Plan.

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Milestone means The Milestone Aviation Group Limited.

Milestone Administrative Expense Claim has the meaning ascribed to the term “Agreed Administrative Expense Claim” in the Milestone Term Sheet.

Milestone Aircraft Lease Agreements means the Milestone Committed Aircraft Lease Agreements and the Milestone Incremental Aircraft Lease Agreements.

Milestone Committed Aircraft Lease Agreements means the Facility Documents and the Definitive Restructuring Documents in respect of the Committed Aircraft (as those terms are defined in the Milestone Term Sheet).

Milestone Incremental Aircraft Lease Agreements means Definitive Restructuring Documents entered into post-petition for the Incremental Aircraft (as those terms are defined in the Milestone Term Sheet).

Milestone Parties means collectively, The Milestone Aviation Group Limited; The Milestone Aviation Asset Holding Group No. 1 Ltd; The Milestone Aviation Asset Holding Group No. 8 Ltd; The Milestone Aviation Asset Holding Group No. 20 Ltd; The Milestone Aviation Asset Holding Group No. 25 Ltd; Milestone Export Leasing, Limited; GE Capital Equipment Finance Ltd; and GE European Equipment Finance (Aircraft No. 2) Limited.

Milestone Trustees has the meaning ascribed to such term in the Milestone Term Sheet.

Milestone Term Sheet means that certain term sheet, dated as of October 11, 2016, by and among CHC Parent and The Milestone Aviation Group Limited, attached as Exhibit C to the Plan Support Agreement, and all exhibits, schedules, and annexes, including the PK Financing Commitment Letter, related thereto, as may be amended pursuant to the terms thereof.

Milestone Allowed General Unsecured Claim means the Allowed General Unsecured Claim of the Milestone Parties in the amounts set forth in the Milestone Term Sheet.

New Board means the initial five (5) member board of managers of Reorganized CHC comprised of: (a) the Chief Executive Officer, Karl Fessenden; (b) three (3) managers selected by the Requisite Plan Sponsors in their sole discretion, but after consultation with the Chief Executive Officer; and (c) one (1) independent manager selected by the Requisite Plan Sponsors in their sole discretion, but after consultation with the Creditors’ Committee and the Individual Creditor Parties, and in each instance as disclosed in the Plan Supplement.

New Intercreditor Agreement means that certain Intercreditor Agreement, to be entered into on the Effective Date, if necessary, by and between the Exit Revolving Credit Facility Agent and the New Second Lien Convertible Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

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New Membership Interest means one of the ordinary membership interests of Reorganized CHC to be issued on the Effective Date.

New Second Lien Convertible Notes means the New Second Lien Convertible Notes due three-and-a-half years from the Effective Date, issued pursuant to the New Second Lien Convertible Notes Indenture in the initial aggregate principal amount of Four Hundred Sixty-Four Million One Hundred Forty-Eight Thousand One Hundred Forty-Eight Dollars ($464,148,148).

New Second Lien Convertible Notes Documents means, collectively, the New Second Lien Convertible Notes Indenture and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements and collateral documentation).

New Second Lien Convertible Notes Indenture means that certain Indenture, to be dated as of the Effective Date, by and among Reorganized CHC, CHC Finance, the guarantors party thereto, and the New Second Lien Convertible Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

New Second Lien Convertible Notes Indenture Trustee means The Bank of New York Mellon, solely in its capacity as indenture trustee under the New Second Lien Convertible Notes Indenture.

New Unsecured Notes means the New Unsecured Notes due seven (7) years from the Effective Date issued pursuant to the New Unsecured Notes Indenture in the aggregate principal amount of Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), less the Convenience Claim Distribution Amount.

New Unsecured Notes Indenture means that certain Indenture, to be dated as of the Effective Date, by and among Reorganized CHC, CHC Finance, the guarantors party thereto, and the New Unsecured Notes Indenture Trustee, substantially in the form contained in the Plan Supplement and the terms of which shall be reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties.

New Unsecured Notes Indenture Trustee means The Bank of New York Mellon, solely in its capacity as indenture trustee under the New Unsecured Notes Indenture.

Non-Eligible Offeree means a holder of an Allowed Senior Secured Notes Claim or an Allowed Unsecured Notes Claim that is not an Accredited Investor as of the Rights Offering Record Date.

Other Priority Claim means any claim asserting a priority described in section 507(a) of the Bankruptcy Code that is not: (a) an Administrative Expense Claim; (b) a Professional Fee Claim; or (c) a Priority Tax Claim.

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Other Secured Claim means any Secured Claim against a Debtor other than a Revolving Credit Agreement Claim, an ABL Credit Agreement Claim, or a Senior Secured Notes Claim.

Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code, or other entity (as defined in section 101(15) of the Bankruptcy Code).

Petition Date means May 5, 2016.

PK means PK Transportation Finance Ireland Limited.

PK Financing Commitment Letter means the financing commitment letter from PK for a One Hundred Fifty Million Dollar ($150,000,000) asset backed debt facility in the form attached as Exhibit B to the Milestone Term Sheet, as approved by the Bankruptcy Court on December 20, 2016 [Docket No. 1381].

Plan means this joint chapter 11 plan of reorganization, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to the Plan that are contained in the Plan Supplement), all as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Plan Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Allowed Claims under this Plan.

Plan Document means any document, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, each of which, for the avoidance of doubt, is a Restructuring Document (as defined in the Plan Support Agreement), and includes, without limitation, any document included in the Plan Supplement, the Amended and Restated ABL Credit Facility Documents, Amended Certificate of Incorporation, Amended By-Laws, Exit Revolving Credit Facility Documents, New Intercreditor Agreement, New Second Lien Convertible Notes Documents, the Registration Rights Agreement and the Reorganized CHC Operating Agreement.

Plan Equity Value means the agreed equity value of the New Membership Interests, which equity value is Five Hundred Forty-Three Million Five Hundred Thousand Dollars ($543,500,000) (assuming conversion of the New Second Lien Convertible Notes in full).

Plan Sponsors means the beneficial holders, or investment advisors or managers for the account of such beneficial holders, of Senior Secured Notes that have executed the Plan Support Agreement, and which are listed on Exhibit A to the Plan Term Sheet (as defined in, and attached to, the Plan Support Agreement).

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Plan Supplement means a supplemental appendix to this Plan which shall be consistent with the Plan Support Agreement and contain, among other things, substantially final forms of the Management Incentive Plan term sheet, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Reorganized CHC Operating Agreement, the Exit Revolving Credit Agreement, the Amended and Restated ABL Credit Agreement, the New Second Lien Convertible Notes Indenture, the New Unsecured Notes Indenture, the New Intercreditor Agreement, the Schedule of Assumed Contracts and Leases, the Schedule of Rejected Contracts and Leases, the Schedule of Assumed Aircraft Leases, the Schedule of Rejected Aircraft Leases, the Schedule of Assumed Compensation and Benefit Plans, the Schedule of Postpetition Aircraft Agreements, and, with respect to the members of the New Board and officers of the Reorganized Debtors, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Plan Support Agreement. Each of the Plan Supplement documents shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee, the Requisite Plan Sponsors, and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties, provided however that all Governance Matters (as defined in the Plan Support Agreement) shall be consistent in all material respects with the Plan Term Sheet, and determined by the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties), and otherwise in accordance with the Plan Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

Plan Support Agreement means that certain Plan Support Agreement (including all exhibits thereto), dated as of October 11, 2016, by and among the Debtors and the Consenting Creditor Parties, as may be amended, restated, or otherwise modified in accordance with its terms, and as approved by the Support Agreements Approval Order.

Plan Term Sheet has the meaning ascribed to “Term Sheet” in the Plan Support Agreement.

Post-Effective Date Committee means the committee established pursuant to Section 12.4 hereof.

Post-Effective Date Committee Fee Cap means a cap of Five Hundred Thousand Dollars ($500,000) in the aggregate on the fees and expenses of the Post-Effective Date Committee.

Postpetition Aircraft Agreement means an agreement (including leases, subleases, security agreements, and mortgages and any amendments, modifications, or supplements of or to any lease, sublease, security agreement, or mortgage, and such leases, subleases, security agreements, guarantee agreements, or mortgages as so amended, modified, or supplemented, and any agreement settling or providing for any Claims or other otherwise addressing any matters relating to any lease, sublease, security agreement, mortgage or any amendment, modification, or supplement of or to any lease, sublease, security agreement, or mortgage) entered into by the Debtors relating to Aircraft Equipment and either (i) set forth on the Schedule of Postpetition Aircraft Agreements in the Plan Supplement or (ii) entered into subsequent to the filing of such schedules and identified by the Debtors as a Postpetition Aircraft Agreement in a filing with the Bankruptcy Court.

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Prepetition Note Indentures means the Senior Secured Notes Indenture and the Unsecured Notes Indenture.

Primary General Unsecured Claim means (i) a General Unsecured Claim against the Debtors, other than (a) any guaranty claim or other similar claims arising from or relating to the same obligations or liability as such General Unsecured Claim (including Claims arising out of a security or collateral assignment by one Debtor to the extent such Claim secures or otherwise supports any primary obligation of another Debtor entity), or (b) a General Unsecured Claim arising out of an Aircraft Sublease, and (ii) the ABL Primary General Unsecured Claim.

Primary General Unsecured Claims Distribution means collectively, (i) five-point-seven percent (5.7%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to point-eight percent (0.8%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan), and (ii) Seventeen Million Nine Hundred Seventy-Nine Thousand Six Hundred Forty-Eight Dollars ($17,979,648) of the New Unsecured Notes.

Priority Tax Claim means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

Professional Fee Claim means any Claims for accrued fees and expenses (including success fees) for services rendered and expenses incurred by Professional Persons, subject to the Court’s approved interim compensation procedures from the Petition Date through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. For the avoidance of doubt, the fees and expenses of the Indenture Trustees and all other Restructuring Expenses do not constitute Professional Fee Claims.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Protected Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Plan Sponsors; (c) the Disbursing Agent; (d) the Senior Secured Notes Indenture Trustee; (e) the Secured Parties Collateral Agent; (f) the Milestone Parties, the Milestone Trustees, and PK; (g) the Creditors’ Committee ; (h) the Creditors’ Committee Members; (i) Unsecured Notes Indenture Trustee; (j) the Individual Creditor Parties; (k) the Backstop Parties; (l) the ABL Lender Parties; (m) the Accepting Revolving Facility Lenders; (n) the Revolving Credit Facility Administrative Agent; and (o) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

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Put Option Premium means a nonrefundable aggregate premium (a) payable on the Effective Date to the Backstop Parties in New Second Lien Convertible Notes in a principal amount of Thirty Million Eight Hundred Fourteen Thousand Eight Hundred Fifteen Dollars ($30,814,815) or (b) payable in cash if the Backstop Agreement is terminated prior to the Effective Date, in each case pursuant to the terms and conditions of the Backstop Agreement.

QIB means a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

Registration Rights Agreement means one or more registration agreements that may be entered into on the Effective Date by the Registration Rights Parties, terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Registration Rights Parties means Reorganized CHC, CHC Finance, the Plan Sponsors, and the guarantor parties to the Registration Rights Agreement.

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case solely in their capacities as such: (a) the Debtors; (b) the Plan Sponsors; (c) the Backstop Parties; (d) the Senior Secured Notes Indenture Trustee; (e) the Secured Parties Collateral Agent; (f) the Milestone Parties, the Milestone Trustees, and PK; (g) the Creditors’ Committee and its current and former members (h) the Unsecured Notes Indenture Trustee; (i) the Individual Creditor Parties; (j) the ABL Lender Parties, and (k) with respect to each of the foregoing Entities, such Entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such Entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

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Releasing Parties means (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests that are Unimpaired under this Plan, (iii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, and (iv) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein.

Reorganized CHC means a new Cayman limited liability company, which will acquire all of the Assets of the CHC Parent on the Effective Date in accordance with this Plan and the Cayman Proceedings.

Reorganized CHC Operating Agreement means the operating agreement for Reorganized CHC, the terms of which shall be consistent in all material respects with the Plan Term Sheet and otherwise be acceptable to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan, Reorganized CHC, CHC Finance, and CHC Intermediate Holding.

Requisite Plan Sponsors means, as of any date of determination, the Plan Sponsors that are providing at least a majority of the Plan Sponsors’ aggregate Backstop Commitments in respect of the Rights Offering.

Restructuring means the financial and operational restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means the fees and expenses payable pursuant to the Cash Collateral Order, the Plan Support Agreement, the Backstop Agreement, and the Amended and Restated ABL Credit Facility Term Sheet.

Restructuring Transactions means the one or more transactions outlined in Exhibit D to the Disclosure Statement, which shall also be included in the Plan Supplement (and may be amended and supplemented therein).

Revolving Credit Agreement means that certain Credit Agreement, dated as of January 23, 2014 (as amended, restated, supplemented or otherwise modified from time to time), by and among CHC Helicopter S.A., CHC Global Operations International Inc., CHC Global Operations (2008) Inc., Heli-One Canada Inc., Heli-One Leasing Inc., CHC Den Helder B.V., CHC Holding NL B.V., CHC Netherlands B.V., CHC Norway Acquisition Co AS, and Heli-One (Norway) AS, as borrowers, the lenders and Issuing Banks party thereto from time to time, the Revolving Credit Facility Administrative Agent, and the Secured Parties Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time prior to the Petition Date).

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Revolving Credit Agreement Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Loan Documents, including all Secured Obligations, including Secured Obligations consisting of Cash Management Obligations and/or Hedging Obligations (as each such term is defined in the Revolving Credit Agreement), which claims shall be Allowed in the aggregate amount of Three Hundred Eighty-Three Million Twenty Thousand Eight Hundred Eighty-Six Dollars ($383,020,886).

Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Administrative Agent means HSBC Bank PLC., solely in its capacity as administrative agent under the Revolving Credit Agreement, and together with any of its successors in such capacity.

Revolving Credit Facility Lenders means the lenders party to the Revolving Credit Agreement, solely in their capacity as such.

Rights Offering means that certain rights offering pursuant to which each Eligible Offeree is entitled to receive Subscription Rights to acquire the New Second Lien Convertible Notes in accordance with the Rights Offering Procedures.

Rights Offering Procedures means the procedures for the implementation of the Rights Offering, as approved by the Bankruptcy Court pursuant to the Disclosure Statement Order and included in Section XIII of the Disclosure Statement.

Rights Offering Record Date means the date established in the Rights Offering Procedures as the record date for determining the holders of Allowed Senior Secured Notes Claims or Allowed Unsecured Notes Claims entitled to receive the Subscription Rights.

Schedule of Assumed Aircraft Leases means the schedule of unexpired aircraft leases to be assumed and, if applicable, assigned, by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Assumed Compensation and Benefit Plans means the schedule of employment and severance policies, and compensation and benefits plans, policies and programs of the Debtors to be assumed by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

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Schedule of Assumed Contracts and Leases means the schedule of executory contracts and unexpired leases to be assumed, and, if applicable, assigned, by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Rejected Aircraft Leases means the schedule of unexpired aircraft leases to be rejected by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Rejected Contracts and Leases means the schedule of executory contracts and unexpired leases to be rejected by the Debtors, to be filed as part of the Plan Supplement, which schedule shall be in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the Requisite Plan Sponsors.

Schedule of Postpetition Aircraft Agreements means the schedule of Postpetition Aircraft Agreements to be filed as part of the Plan Supplement.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secondary General Unsecured Claim means (i) a General Unsecured Claim that is a guaranty claim, or other similar claims arising from or relating to the same obligations or liability as a Primary General Unsecured Claim (including Claims arising out of a security or collateral assignment by one Debtor to the extent such Claim secures or otherwise supports any primary obligation of another Debtor entity) asserted against any Debtor other than the Debtor against which the Primary General Unsecured Claim is asserted, (ii) a General Unsecured Claim arising out of an Aircraft Sublease, and (iii) the ABL Allowed Secondary General Unsecured Claims.

Secondary General Unsecured Claims Distribution means collectively, (i) five -point-nine percent (5.9%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to point-nine percent (0.9%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan), and (ii) Eighteen Million Seven Hundred Seventy Thousand Three Hundred Fifty-Two Dollars ($18,770,352) of the New Unsecured Notes.

Secondary Recovery Debtors means 6922767 Holding SARL, Capital Aviation Services B.V., CHC Helicopter Australia Pty Ltd, CHC Helicopter S.A., CHC Helicopters (Barbados) Limited, CHC Helicopters (Barbados) SRL, Heli-One Leasing (Norway) AS, or Heli-One Leasing ULC.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506 (a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

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Secured Parties Collateral Agent means HSBC Corporate Trustee Company (UK) Limited, in its capacity as collateral agent under the Revolving Credit Facility and the Senior Secured Notes, and together with any of its successors in such capacity.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Secured Notes means the 9.25% Senior Secured Notes due 2020 issued pursuant to the Senior Secured Notes Indenture in the aggregate principal amount outstanding of One Billion Fourteen Million Two Hundred Eighty-Nine Thousand Two Hundred Dollars ($1,014,289,200).

Senior Secured Notes Claim means any Claim arising from, or related to, the Senior Secured Notes Indenture and the Senior Secured Notes, including all accrued prepetition interest, fees, and other expenses due under the Senior Secured Notes and Senior Secured Notes Indenture, including the Senior Secured Notes Indenture Trustee Expenses, and any related guarantee claims.

Senior Secured Notes Deficiency Claim means any portion of the Senior Secured Notes Claim that is an unsecured Claim.

Senior Secured Notes Indenture means that certain Indenture, dated as of October 4, 2010, by and among CHC Helicopter S.A., as issuer, each of the guarantors named therein, the Senior Secured Notes Indenture Trustee, and the Secured Parties Collateral Agent, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Secured Notes Indenture Trustee means The Bank of New York Mellon, solely in its capacity as indenture trustee under the Senior Secured Notes Indenture.

Senior Secured Notes Indenture Trustee Charging Lien means the Lien that secures repayment of the Senior Secured Notes Indenture Trustee Expenses, as provided for in section 7.07(d) of the Senior Secured Notes Indenture.

Senior Secured Notes Indenture Trustee Expenses means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the Senior Secured Notes Indenture Trustee that are required to be paid under the Senior Secured Notes Indenture. Such amounts shall include, without limitation: (i) any extraordinary expenses incurred by the Senior Secured Notes Indenture Trustee that are required to be paid under the Senior Secured Notes Indenture, and (ii) the reasonable, documented, out-of-pocket costs and expenses of, and reasonable and documented unpaid legal fees and expenses actually incurred by counsel to the Senior Secured Notes Indenture Trustee in connection with the Chapter 11 Cases and the distributions to the holders of Senior Secured Notes Claims.

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Senior Secured Notes Subscription Rights means the Subscription Rights to participate in Two Hundred Eighty Million Dollars ($280,000,000) of the Rights Offering for the New Second Lien Convertible Notes (the number of New Membership Interests issuable upon conversion of such New Second Lien Convertible Notes will be equal to 74.41% of the New Membership Interests on a fully diluted basis (but subject to dilution for the Management Incentive Plan) as of the Effective Date (i.e., Four Hundred Four Million Four Hundred Forty-Four Thousand Four Hundred Forty-Four Dollars ($404,444,444) face amount of the New Second Lien Convertible Notes as of the Effective Date)).

Subscription Rights means the rights to purchase New Second Lien Convertible Notes in accordance with the Rights Offering Procedures.

Support Agreements means, collectively, the Plan Support Agreement, the Backstop Agreement, the Milestone Term Sheet, and all exhibits, schedules, annexes and agreements related to each of the foregoing, including, without limitation, the PK Financing Commitment Letter (as defined in the Plan Support Agreement).

Support Agreements Approval Order means the order of the Bankruptcy Court entered on December 20 , 2016 [Docket No. 1381] approving the Support Agreements.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Unsecured Notes means the 9.375% Unsecured Notes due 2021 issued pursuant to the Unsecured Notes Indenture in the aggregate principal amount outstanding of Ninety-Four Million Seven Hundred Thirty-Two Thousand Three Hundred Dollars ($94,732,300).

Unsecured Notes Claim means any Claim arising from, or related to, the Unsecured Notes Indenture and the Unsecured Notes, including all accrued prepetition interest, fees, and other expenses due under the Unsecured Notes and Unsecured Notes Indenture, including the Unsecured Notes Indenture Trustee Expenses, and any related guarantee claims.

Unsecured Notes Indenture means that certain Indenture, dated as of May 13, 2013 (as amended, modified, or otherwise supplemented from time to time), by and among CHC Helicopter S.A., as issuer, each of the guarantors named therein, and The Bank of New York Mellon, as original indenture trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time prior to the Petition Date).

Unsecured Notes Indenture Trustee means the Law Debenture Trust Company of New York, solely in its capacity as successor indenture trustee under the Unsecured Notes Indenture, and together with any of its successors in such capacity.

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Unsecured Notes Indenture Trustee Charging Lien means the Lien that secures repayment of the Unsecured Notes Indenture Trustee Expenses, as provided for in section 7.07(d) of the Unsecured Notes Indenture.

Unsecured Notes Indenture Trustee Expenses means any reasonable and documented fees and out-of-pocket costs and expenses, incurred prior to or after the Petition Date by the Unsecured Notes Indenture Trustee that are required to be paid under the Unsecured Notes Indenture. Such amounts shall include, without limitation: (i) any extraordinary expenses incurred by the Unsecured Notes Indenture Trustee that are required to be paid under the Unsecured Notes Indenture, and (ii) the reasonable, documented, out-of-pocket costs and expenses of, and reasonable and documented unpaid legal fees and expenses actually incurred by counsel to the Unsecured Notes Indenture Trustee in connection with the Chapter 11 Cases and the distributions to the holders of Unsecured Notes Claims.

Unsecured Notes Subscription Rights means the Subscription Rights to participate in Twenty Million Dollars ($20,000,000) of the Rights Offering for the New Second Lien Convertible Notes (the number of New Membership Interests issuable upon conversion of such New Second Lien Convertible Notes will be equal to 5.32% of the New Membership Interests on a fully diluted basis (but subject to dilution for the Management Incentive Plan) as of the Effective Date (i.e., Twenty-Eight Million Eight Hundred Eighty-Eight Thousand Eight Hundred Eighty-Nine Dollars ($28,888,889 ) face amount of the New Second Lien Convertible Notes as of the Effective Date)).

U.S. Trustee means the United States Trustee for Region 6.

Voting Deadline means the deadline established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors’ solicitation agent.

1.2           Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively. The words “includes” and “including” are not limiting and shall be read to include “without limitation”. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

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1.3           Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4           Consent Rights of Consenting Creditor Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Consenting Creditor Parties set forth in the Plan Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Restructuring Documents (as defined in the Plan Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.5           Controlling Document.

In the event of an inconsistency between this Plan and any instrument or document in the Plan Supplement, the terms of the relevant instrument or document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan, the Disclosure Statement, or any exhibit or schedule to the Disclosure Statement, this Plan shall control. As of the Effective Date, in the event of an inconsistency between this Plan and the Plan Support Agreement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1           Treatment of Administrative Expense Claims.

Except with respect to Professional Fee Claims and Priority Tax Claims, and to the extent that a holder of an Allowed Administrative Expense Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to a less favorable treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Administrative Expense Claim shall receive, in full and final satisfaction of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business including Administrative Expense Claims arising from or with respect to the sale of goods or services on or after the Petition Date, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

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2.2           Treatment of Professional Fee Claims.

All Professional Persons seeking payment of Professional Fee Claims shall file, no later than sixty (60) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court and shall be paid in full, in Cash. The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.23 of the Plan.

2.3           Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to a less favorable treatment, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtors, as applicable, in full and final satisfaction of such Allowed Priority Tax Claim, (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) equal annual installment payments in Cash, of a total value, as of the Effective Date, equal to the Allowed amount of such Claim, over a period ending not later than five (5) years after the Petition Date, or (iii) treatment in a manner not less favorable than the most favored non-priority unsecured claim provided for by this Plan; provided, that Allowed Priority Tax Claims that arise in the ordinary course of the Debtors’ business, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions, including this Plan, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1           Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

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A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class, provided, however, that any Claim classified in Class 7 shall not be classified in any other Class.

3.2           Grouping of Debtors for Convenience Only.

The Plan groups the Debtors together solely for the purpose of describing treatment of Claims and Interests under this Plan and confirmation of this Plan. Although this Plan applies to all of the Debtors, the Plan constitutes forty-three (43) distinct chapter 11 plans, one for each Debtor, except with respect to the Class 7 consolidation for distribution purposes only set forth in Section 5.21 herein, and for voting and distribution purposes, each Class of Claims will be deemed to contain sub-classes for each of the Debtors, to the extent applicable. To the extent there are no Allowed Claims or Interests with respect to a particular Debtor, such Class is deemed to be omitted with respect to such Debtor. Except as otherwise provided herein, to the extent a holder has a Claim that may be asserted against more than one Debtor, the vote of such holder in connection with such Claims shall be counted as a vote of such Claim against each Debtor against which such holder has a Claim. The grouping of the Debtors in this manner shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any Assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

3.3           Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in each Debtor and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject this Plan with respect to such Debtor :

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Agreement Claims	Impaired	Yes
Class 4	ABL Credit Agreement Claims	Impaired	Yes
Class 5	Senior Secured Notes Claims	Impaired	Yes

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Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 6	Unsecured Notes Claims	Impaired	Yes
Class 7	General Unsecured Claims	Impaired	Yes
Class 8	Convenience Claims	Impaired	Yes
Class 9	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 10	Existing CHC Interests	Impaired	No (Deemed to reject)
Class 11	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4           Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5           Elimination of Vacant Classes.

With respect to each Debtor, any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6           Voting Classes; Presumed Acceptance by Non-Voting Classes

With respect to each Debtor, if a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by the holders of such Claims in such Class.

3.7           Voting; Presumptions; Solicitation.

(a)            Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Classes 3, 4, 5, 6, 7, and 8 are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two -thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one -half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 3, 4, 5, 6, 7, and 8 will receive ballots containing detailed voting instructions.

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(b)            Deemed Acceptance by Unimpaired Classes. Holders of Claims and Interests in Classes 1, 2, 9, and 11are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, such holders are not entitled to vote to accept or reject this Plan.

(c)         Deemed Rejection by Impaired Classes. Holders of Existing CHC Interests in Class 10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CHC Interests are not entitled to vote to accept or reject the Plan.

3.8           Cramdown.

For any Class of Claims entitled to vote on this Plan that does not vote to accept this Plan, the Debtors will either (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.9           No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.

4.1           Class 1: Other Priority Claims.

(a)            Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Priority Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to a less favorable treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the Debtors, with consent of the Requisite Plan Sponsors and the Creditors’ Committee, not be unreasonably withheld, or the Reorganized Debtor, as applicable, (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that Other Priority Claims that arise in the ordinary course of the Debtors’ business, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to such transactions without further action by the holders of such Other Priority Claims or further approval by the Bankruptcy Court.

(b)            Impairment and Voting: Allowed Other Priority Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Priority Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Priority Claims.

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4.2           Class 2: Other Secured Claims.

(a)            Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Other Secured Claim and the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or the Reorganized Debtor, as applicable, agree to less favorable treatment, each holder of an Allowed Other Secured Claim shall, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, or Reorganized Debtors: (i) be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or to receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default; (ii) Cash in an amount equal to the Allowed amount of such Claim as determined in accordance with section 506(a) of the Bankruptcy Code, on the later of the initial distribution date under this Plan and thirty (30) days after the date such Other Secured Claim is Allowed (or as soon thereafter as is practicable); or (iii) receive the Collateral securing its Allowed Other Secured Claim on the later of the initial distribution date under this Plan and the date such Other Secured Claim becomes an Allowed Other Secured Claim (or as soon thereafter as is reasonably practicable).

(b)            Impairment and Voting: Allowed Other Secured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3           Class 3: Revolving Credit Agreement Claims.

(a)            Treatment: On the Effective Date, or as soon as practicable thereafter, holders of Allowed Revolving Credit Agreement Claims shall receive, in full and final satisfaction of such Allowed Revolving Credit Agreement Claims, such holder’s Pro Rata share of the Exit Revolving Credit Facility.

(b)            Impairment and Voting:  Allowed Revolving Credit Agreement Claims are Impaired. Holders of Allowed Revolving Credit Agreement Claims are entitled to vote on this Plan.

4.4           Class 4:  ABL Credit Agreement Claims.

(a)            Treatment: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed ABL Credit Agreement Claim shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed ABL Credit Agreement Claim and, in accordance with the Amended and Restated ABL Credit Facility Term Sheet, its Pro Rata share of: (i) the Amended and Restated ABL Credit Agreement; (ii) distributions on account of the ABL Allowed Primary General Unsecured Claim and ABL Allowed Secondary General Unsecured Claim, which Allowed General Unsecured Claims shall receive treatment in accordance with Section 4.7 hereof; and (iii) the Exit Payment (as defined in the Amended and Restated ABL Credit Facility Term Sheet).

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(b)          Impairment and Voting: Allowed ABL Credit Agreement Claims are Impaired. Holders of Allowed ABL Credit Agreement Claims are entitled to vote on this Plan.

4.5         Class 5: Senior Secured Notes Claims.

(a)          Treatment: On or as soon as practicable after the Effective Date, each holder of a Senior Secured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than One Billion Sixty-Seven Million Eight Hundred and Thirty -Two Thousand Five Hundred and Seventy-Six Dollars ($1,067,832,576) through the Petition Date, including accrued prepetition interest, plus fees and other expenses due under the Senior Secured Notes and Senior Secured Notes Indenture, including Senior Secured Notes Indenture Trustee Expenses, shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Senior Secured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Senior Secured Notes Indenture Trustee, its Pro Rata share of: (i) seventy-nine-and-a-half percent (79.5%) of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to eleven-point-six percent 11.6% of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Senior Secured Notes Subscription Rights and (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to one percent (1%) of the New Membership Interests otherwise distributable to holders of Allowed Senior Secured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Senior Secures Notes Indenture Trustee, Cash in amount equal to the Senior Secured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Senior Secured Notes Claims shall be distributed Pro Rata to all holders of Allowed Senior Secured Notes Claims. Upon acceptance of the Plan by Class 5, all holders of Senior Secured Notes Claim shall be deemed to have agreed to forgo any distribution in respect of their Senior Secured Notes Deficiency Claim. Distributions received under the Plan by holders of Allowed Senior Secured Notes Claims shall be subject to the Senior Secured Notes Indenture Trustee Charging Lien if the Senior Secured Notes Indenture Trustee Expenses are not paid pursuant to this Section 4.5(a).

(b)            Impairment and Voting: Allowed Senior Secured Notes Claims are Impaired. Holders of Allowed Senior Secured Notes Claims are entitled to vote on this Plan.

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4.6         Class 6: Unsecured Notes Claims.

(a)          Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Unsecured Notes Claim, which Claims are deemed Allowed in the aggregate amount of not less than Ninety-Eight Million Five Hundred Thirty-One Thousand Four Hundred and Sixty Dollars ($98,531,460) through the Petition Date , including accrued prepetition interest, plus fees and other expenses due under the Unsecured Notes and Unsecured Notes Indenture, including the Unsecured Notes Indenture Trustee Expenses, shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed Unsecured Notes Claim, and, in accordance with the Restructuring Transactions, (A) other than the Unsecured Notes Indenture Trustee, its Pro Rata share of: (i) eight-point-nine percent (8.9%)of the New Membership Interests, prior to dilution on account of the New Second Lien Convertible Notes and the Management Incentive Plan (which shall equate to one-point-three percent (1.3%) of the New Membership Interests, after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan); and (ii) (x) to the extent such holder is an Eligible Offeree, the Unsecured Notes Subscription Rights or (y) to the extent such holder is a Non-Eligible Offeree, its share (calculated pursuant to the Rights Offering Procedures) of up to zero-point-one percent (0.1%) of the New Membership Interests otherwise distributable to holders of Allowed Unsecured Notes Claims (after dilution on account of the New Second Lien Convertible Notes (as if the New Second Lien Convertible Notes converted on the Effective Date), but prior to dilution on account of the Management Incentive Plan) and (B) to the Unsecured Notes Indenture Trustee, Cash in amount equal to the Unsecured Notes Indenture Trustee Expenses outstanding as of the Effective Date. Any unclaimed portion of New Membership Interests otherwise available to Non-Eligible Offerees holding Allowed Unsecured Notes Claims shall be distributed Pro Rata to all holders of Allowed Unsecured Notes Claims. Distributions received under the Plan by holders of Allowed Unsecured Notes Claims shall be subject to the Unsecured Notes Indenture Trustee Charging Lien if the Unsecured Notes Indenture Trustee Expenses are not paid pursuant to this Section 4.6(a).

(b)          Impairment and Voting: Allowed Unsecured Notes Claims are Impaired. Holders of Allowed Unsecured Notes Claims are entitled to vote on this Plan.

4.7         Class 7: General Unsecured Claims.

(a)          Treatment: Each holder of an Allowed General Unsecured Claim against the Debtors shall receive, in full and final satisfaction and discharge of such holder’s rights with respect to and under such Allowed General Unsecured Claim, and, in accordance with the Restructuring Transactions: (i) on account of its Allowed Primary General Unsecured Claim, its Pro Rata share of the Primary General Unsecured Claims Distribution, plus (ii) on account of any Allowed Secondary General Unsecured Claim against one or more Secondary Recovery Debtors, if applicable, its Pro Rata share of the Secondary General Unsecured Claims Distribution allocated to the applicable Secondary Recovery Debtor against which it holds an Allowed Secondary General Unsecured Claim, as set forth on and in accordance with the schedule attached to the Disclosure Statement as Exhibit C. For the avoidance of doubt, if a holder of Allowed General Unsecured Claims holds an Allowed Secondary General Unsecured Claim against any Debtor that is not a Secondary Recovery Debtor, such holder shall not receive any additional recoveries on account of such claim.

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(b)          Impairment and Voting: Allowed General Unsecured Claims are Impaired. Holders of Allowed General Unsecured Claims are entitled to vote on this Plan.

4.8         Class 8: Convenience Claims

(a)          Treatment: Except to the extent that a holder of an Allowed Convenience Claim and the Debtors, with the consent of the Creditors’ Committee, which shall not be unreasonably withheld, or the Reorganized Debtors, as applicable, agree to less favorable treatment, each holder of an Allowed Convenience Claim shall receive, on the later of (i) the Effective Date and (ii) the date on which such Convenience Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter, in full and final satisfaction of such Allowed Convenience Claim, the lesser of (i) payment in full in Cash, or (ii) its Pro Rata share of the Convenience Claims Distribution Amount. Allowed Convenience Claims shall not include interest from and after the Petition Date or include any penalty on such Claim.

(b)          Impairment and Voting: Allowed Convenience Claims are Impaired. Holders of Allowed Convenience Claims are entitled to vote on this Plan ..

4.9         Class 9: Intercompany Claim

(a)            Treatment: All Allowed Intercompany Claims shall be adjusted, continued, or discharged, in each case in a manner reasonably acceptable to the Debtors or Reorganized Debtors, as applicable, the Requisite Plan Sponsors , and the Creditors’ Committee. All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under this Plan.

(b)            Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan. Therefore, holders of Allowed Intercompany Claims are not entitled to vote on this Plan.

4.10        Class 10: Existing CHC Interests.

(a)            Treatment: As soon as reasonably practicable following the Effective Date, CHC Parent shall be liquidated or voluntarily struck-off. Holders of Existing CHC Interests shall not receive or retain any property under the Plan or pursuant to the Cayman Proceedings on account of such Interests.

(b)            Impairment and Voting: Existing CHC Interests are Impaired. Holders of Existing CHC Interests are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CHC Interests are not entitled to vote to accept or reject this Plan.

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4.11        Class 11: Intercompany Interests.

(a)            Treatment: Intercompany Interests are Unimpaired. On the Effective Date, all Allowed Intercompany Interests shall be Reinstated.

(b)            Impairment and Voting: Allowed Intercompany Interests are Unimpaired. Holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject this Plan.

4.12        Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.13        Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1           Continued Corporate Existence.

Except as otherwise provided in this Plan or pursuant to the Cayman Proceedings, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and the Amended By Laws. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter. In addition, CHC Helicopter S.A. may convert to a S.a. r.l.; provided, however, that if such conversion occurs on or prior to the Effective Date, then such conversion shall be at the sole discretion of the Requisite Plan Sponsors, in consultation with the Debtors and the Creditors’ Committee(and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties).

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5.2           Restructuring Transactions

Pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, on, or, unless specifically provided otherwise herein, prior to the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors, subject to any consents required by the Plan Support Agreement, or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan including (a) the Restructuring Transactions; (b) the consummation of the transactions provided for under or contemplated by the Support Agreements; (c) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Support Agreements and that satisfy the requirements of applicable law; (d) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the Support Agreements; (e) the implementation and consummation of the Cayman Proceedings; and (f) all other actions that the Debtors, with the consent of the Creditors’ Committee and the Requisite Plan Sponsors, not to be unreasonably withheld, or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with this Plan.

5.3           Exit Revolving Credit Facility

(a)            On the Effective Date, the Exit Revolving Credit Facility Documents or any other document necessary to effectuate the treatment of the Revolving Credit Agreement Claims shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the Exit Revolving Credit Facility Documents without the need for any further corporate action and without further action by the holders of Allowed Revolving Credit Agreement Claims.

(b)            On the Effective Date, (a) upon the granting of Liens in accordance with the Exit Revolving Credit Facility Documents, the lenders and collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the Exit Revolving Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Exit Revolving Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Exit Revolving Credit Facility Documents shall be granted in good faith as an inducement to the lenders thereunder to convert to term loans and/or extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Exit Revolving Credit Facility Documents.

5.4           Amended and Restated ABL Credit Facility

(a)            On the Effective Date, the Amended and Restated ABL Credit Facility Documents shall be executed and delivered, and the Reorganized Debtors shall be authorized to execute, deliver and enter into the Amended and Restated ABL Credit Facility Documents, without the need for any further corporate action and without further action by the holders of Allowed ABL Credit Agreement Claims.

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(b)         On the Effective Date, (a) upon the granting of Liens in accordance with the Amended and Restated ABL Credit Facility Documents, the lenders and collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the Amended and Restated ABL Credit Facility Documents; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the Amended and Restated ABL Credit Facility Documents, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the Amended and Restated ABL Credit Facility Documents shall be granted in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the Amended and Restated ABL Credit Facility Documents.

5.5	[Reserved]

5.6	Authorization, Issuance, and Delivery of New Membership Interests

On the Effective Date, Reorganized CHC is authorized to issue or cause to be issued the New Membership Interests, and shall issue the New Membership Interests other than the New Membership Interests withheld on account of Disputed Claims, without the need for any further corporate, partnership, limited liability company or shareholder action. Reorganized CHC shall be authorized to issue or cause to be issued any New Membership Interests withheld on account of Disputed Claims in accordance with section 7.7 hereof.

5.7	New Second Lien Convertible Notes

(a)         On the Effective Date, the Reorganized Debtors and the New Second Lien Convertible Notes Indenture Trustee will enter into the New Second Lien Convertible Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Second Lien Convertible Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

(b)         On the Effective Date, (a) upon the granting of Liens in accordance with the New Second Lien Convertible Notes Indenture, the holders of the New Second Lien Convertible Notes and the collateral agent thereunder shall have valid, binding and enforceable Liens on the collateral specified in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, Liens and other security interests in accordance with the New Second Lien Convertible Notes Indenture, the guarantees, mortgages, pledges, Liens and other security interests granted to secure the obligations arising under the New Second Lien Convertible Notes Indenture shall be granted in good faith and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such Liens and security interests shall be as set forth in the New Second Lien Convertible Notes Indenture and related guarantee and collateral documentation.

5.8	New Unsecured Notes

On the Effective Date, the Reorganized Debtors and the New Unsecured Notes Indenture Trustee will enter into the New Unsecured Notes Indenture substantially in the form contained in the Plan Supplement, and the Reorganized Debtors shall be authorized to execute, deliver, and enter into the New Unsecured Notes Indenture and any related documents, without the need for any further corporate, partnership, limited liability company or shareholder action.

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5.9	Reorganized CHC Operating Agreement.

On the Effective Date, Reorganized CHC and all the holders of the New Membership Interests then outstanding shall be deemed to be parties to the Reorganized CHC Operating Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder. The Reorganized CHC Operating Agreement shall be binding on Reorganized CHC and all parties receiving, and all holders of, New Membership Interests of Reorganized CHC; provided, that regardless of whether such parties execute the Reorganized CHC Operating Agreement, such parties will be deemed to have signed the Reorganized CHC Operating Agreement, which shall be binding on such parties as if they had actually signed it.

5.10	Cancellation of Certain Existing Agreements.

(a)         Except as expressly provided herein, on the Effective Date, all notes, instruments, certificates evidencing debt of, or Interests in, the Debtors, including the Revolving Credit Agreement, the ABL Credit Agreement , the Senior Secured Notes, the Senior Secured Notes Indenture, the Unsecured Notes, the Unsecured Notes Indenture, the Existing CHC Interests, and all options and other entitlements to purchase and/or receive Existing CHC Interests, shall be deemed surrendered and cancelled and obligations of the Debtors thereunder shall be discharged; provided, however that any surrender and/or cancellation of the notes, instruments and certificates evidencing debt of, or Interests in, the Debtors shall only be with respect to the Debtors and Reorganized Debtors and shall not alter the rights or obligations of any parties other than the Debtors or their non-debtor affiliates vis-à-vis one another with respect to such agreements. On the Effective Date or, to the extent subject to the Cayman Proceeding, as soon as practicable after the Effective Date, all Existing CHC Interests and all options and other entitlements to purchase and/or receive Existing CHC Interests, and all instruments and documents evidencing the foregoing, shall be deemed surrendered and cancelled and obligations of the Debtors thereunder shall be discharged.

(b)         The Senior Secured Notes Indenture Trustee shall be released from all duties under the Senior Secured Notes Indenture; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date or subsection (a) of this Section 5.10, the Senior Secured Notes Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Senior Secured Notes Indenture Trustee vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) allow the holders of Allowed Senior Secured Notes Claims to receive distributions under the Plan from the Senior Secured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Senior Secured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Senior Secured Notes Claims under this Plan or from the holders of Allowed Senior Secured Notes Claims, (iv) permit the Senior Secured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Senior Secured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

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(c)         The Unsecured Notes Indenture Trustee shall be released from all duties under the Unsecured Notes Indenture; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date or subsection (a) of this Section 5.10, the Unsecured Notes Indenture shall continue in effect to the extent necessary to: (i) enforce the rights, Claims and interests of the Unsecured Notes Indenture Trustee vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) allow the holders of Allowed Unsecured Notes Claims to receive distributions under the Plan from the Unsecured Notes Indenture Trustee or from any other source, to the extent provided for under the Plan; (iii) preserve any rights of the Unsecured Notes Indenture Trustee to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Unsecured Notes Claims under this Plan or from the holders of Allowed Unsecured Notes Claims, (iv) permit the Unsecured Notes Indenture Trustees to enforce any obligation owed to it under the Plan, and (v) permit the Unsecured Notes Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

(d)         The Secured Parties Collateral Agent shall be released from all duties under the Collateral Agent and Administrative Agent Appointment Deed, dated as of October 4, 2010, by and among the Secured Parties Collateral Agent, the Revolving Credit Facility Administrative Agent, the Senior Secured Notes Indenture Trustee, and the other parties thereto (the “Appointment Deed”), the Revolving Credit Agreement and the Senior Secured Notes Indenture (or any other document entered into by the Secured Parties Collateral Agent in connection with its obligations thereunder); provided, however, that notwithstanding Confirmation Order or the occurrence of the Effective Date or subsection (a) of this Section 5.10, the Revolving Credit Agreement, the Senior Secured Notes Indenture, the Appointment Deed, or any other document entered in connection with the Secured Parties Collateral Agent’s obligations thereunder, shall continue in effect to the extent necessary to: (i) enforce the rights, Claims, and interests of the Secured Parties Collateral Agent vis-a-vis any parties other than the Debtors or their non-debtor affiliates, (ii) preserve any rights of the Secured Parties Collateral Agent to payment of fees, expenses, indemnification obligations and Liens securing such right to payment from or on any money or property to be distributed in respect to the Revolving Credit Agreement Claims and the Senior Secured Notes Claims under this Plan or from the Holders of Allowed Revolving Credit Agreement Claims or Allowed Senior Secured Notes Claims, (iii) permit the Secured Parties Collateral Agent to enforce any obligation owed to it under the Plan, and (iv) permit the Secured Parties Collateral Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court.

5.11	Release of Liens.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents. To the extent any of foregoing actions, whether arising prior to the Effective Date or thereafter, require action to be taken by the Secured Parties Collateral Agent, the Debtors or Reorganized Debtors, as applicable, shall pay the reasonable and documented fees and expenses of the Secured Parties Collateral Agent.

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5.12	Officers and Boards of Directors.

(a)         The composition of each board of managers, directors or similar governing body, as applicable, of the Reorganized Debtors, including the New Board, shall be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code.

(b)         The officers of each Reorganized Debtor shall be disclosed prior to the entry of the Confirmation Order to the extent required by section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the applicable Reorganized Debtors shall enter into new employment agreements with certain members of the management team.

(c)         Except to the extent that a member of the board of managers, directors or similar governing body of a Debtor continues to serve in such capacity on the Effective Date, such members of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a manager or director of the applicable Debtor on the Effective Date without any further action required on the part of any such Debtor or member. Commencing on the Effective Date, each of the managers and directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.13	Management Incentive Plan.

The New Board shall adopt the Management Incentive Plan on, or as soon as reasonably practicable after,the Effective Date .

5.14	New Intercreditor Agreement.

On the Effective Date, the Exit Revolving Credit Facility Agent and the New Second Lien Convertible Notes Indenture Trustee shall enter into the New Intercreditor Agreement. Each lender under the Exit Revolving Credit Facility and each holder of the New Second Lien Convertible Notes shall be deemed to have directed the applicable agent, New Second Lien Convertible Notes Indenture Trustee or Exit Revolving Credit Facility Agent, as applicable, to execute the New Intercreditor Agreement and shall be bound to the terms of the New Intercreditor Agreement from and after the Effective Date as if it were a signatory thereto.

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5.15	Registration Rights

On the Effective Date, the Registration Rights Parties shall enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide, following the occurrence of an initial public offering of Reorganized CHC’s New Membership Interests, the Registration Rights Parties with certain demand registration rights, piggyback registration rights and shelf registration rights for the offer and resale of any New Second Lien Convertible Notes held by the Registration Parties,the New Membership Interests underlying the New Second Lien Convertible Notes and any New Membership Interests held by the Registration Rights Parties, including New Membership Interests held upon the conversion of the New Second Lien Convertible Notes. The Registration Rights Agreement shall contain customary terms and conditions, including, without limitation, provisions with respect to blackout periods.

5.16	Rights Offering.

Following approval by the Bankruptcy Court of the Rights Offering Procedures, Reorganized CHC shall consummate the Rights Offering in accordance therewith . The Rights Offering shall be conducted, and the New Second Lien Convertible Notes shall be issued to the Eligible Offerees that exercise their respective Subscription Rights pursuant to the Rights Offering Procedures and the Plan. The consummation of the Rights Offering is conditioned on the consummation of the Plan, the Rights Offering Procedures and any other condition specified in the Backstop Agreement. Amounts held by the Subscription Agent with respect to the Rights Offering prior to the Effective Date shall not be entitled to any interest on account of such amounts. On the Effective Date, in exchange for providing the Backstop Commitment, and pursuant to the terms and conditions of the Backstop Agreement and the Support Agreements Approval Order, the Backstop Parties shall receive the New Second Lien Convertible Notes constituting the Put Option Premium.

5.17	Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be Reinstated and unaffected by this Plan and continue in place following the Effective Date.

5.18	Tax Matters.

Subject to definitive guidance from the U.S. Internal Revenue Service or a court of competent jurisdiction to the contrary, all parties (including the Reorganized Debtors, all holders of Allowed Senior Secured Notes Claims and Allowed Unsecured Notes Claims who receive New Second Lien Convertible Notes pursuant to this Plan, the New Second Lien Convertible Notes Indenture Trustee and all other parties to the New Second Lien Convertible Notes Indenture) shall, unless prohibited by applicable law, treat the New Second Lien Convertible Notes as equity for U.S. federal income tax purposes (that is not preferred stock for purposes of section 305 of the Tax Code), and the New Second Lien Convertible Notes Indenture shall so provide. To the extent permitted by applicable law, all parties shall report consistent therewith for U.S. state and local income tax purposes.

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5.19	Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor. Voting will be calculated on a Debtor-by-Debtor basis, and, except as otherwise provided in this Plan or the Confirmation Order, distributions will be made on a Debtor-by-Debtor basis. If the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still, with the consent of the Debtors, the Requisite Plan Sponsors and the Creditors’ Committee, confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.20	Settlement of Claims and Controversies.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to such Claim or Interest or any Plan Distribution on account thereof, including (i) the amount, value, and treatment of ABL Claims, Senior Secured Notes Claims, and Unsecured Notes Claims against the Debtors; (ii) the validity, extent and priority of the Liens securing the Senior Secured Notes; (iii) the value of the Debtors’ encumbered and unencumbered Assets; (iv) any potential adequate protection or diminution in value Claim by the holders of Senior Secured Notes; (v) any potential Claim to surcharge Collateral under section 506(c) of the Bankruptcy Code; (vi) the allocation of distributable value among the creditor classes; and (vii) the Plan Equity Value and the total enterprise value of the Debtors. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Plan Sponsors, the Creditors’ Committee, and the other Consenting Creditor Parties reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of each of the compromises and settlements embodied in the Plan, and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders; and (ii) fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent.

5.21	Limited Consolidation for Primary General Unsecured Claims Distribution.

(a)         Consistent with Section 5.20 hereof, this Plan provides for recoveries on account of Allowed Primary General Unsecured Claims in Class 7 from the Primary General Unsecured Claims Distribution, regardless of the Debtor entity against which such Allowed Primary General Unsecured Claims are asserted. The Debtors shall not be consolidated for any other purpose. To the extent necessary, the Plan shall serve as a motion seeking, and entry of the Confirmation Order shall constitute, the approval, pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rule 9019, effective as of the Effective Date, of the limited consolidation for distribution on account of Primary General Unsecured Claims as provided in this section.

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(b)         For the avoidance of doubt, the limited consolidation described in this Section shall only apply to distributions on account of Allowed Primary General Unsecured Claims and shall not impact, waive, or otherwise effect any Allowed Secondary General Unsecured Claims asserted against any Debtor or any recoveries on such Allowed Secondary General Unsecured Claims, if applicable. Providing distributions to holders of Allowed Primary General Unsecured Claims in the manner described in this Section shall not affect: (i) the legal and corporate structures of the Debtors; (ii) pre-and post -Effective Date guarantees, liens and security interests that are required to be maintained (a) in connection with contracts or leases that were entered into during the Chapter 11 Cases or Executory Contracts and Unexpired Leases that have been or will be assumed by the Debtors or (b) pursuant to this Plan; (iii) Intercompany Interests; (iv) distributions from any insurance policies or proceeds of such policies; or (v) the revesting of assets in the separate Reorganized Debtors. In addition, such consolidation shall not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.

(c)         The characterization of each General Unsecured Claim as a Primary General Unsecured Claim or a Secondary General Unsecured Claim for distribution purposes shall be reasonably determined by the Voting Agent and the Debtors or Reorganized Debtors, as applicable,subject to the reasonable consent of the Creditors’ Committee or the Post-Effective Date Committee, as applicable,or as otherwise ordered by the Bankruptcy Court .

5.22       Adjustment of Primary General Unsecured Claims Distribution and Secondary General Unsecured Claims Distribution.

Notwithstanding anything herein to the contrary, the Debtors may modify the allocation between and among the Secondary General Unsecured Claims Distribution and the Primary General Unsecured Claims Distribution, including between and among the Secondary Recovery Debtors identified on Exhibit C to the Disclosure Statement, to the extent necessary to satisfy the requirements of the Bankruptcy Code.

5.23	Restructuring Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses incurred, or estimated to be incurred, through the Effective Date, in accordance with the terms of the applicable orders, engagement letters, or other applicable contractual arrangements, but without regard to any notice or objection period as may be contained in such applicable orders, engagement letters, or other applicable contractual arrangements, subject to adjustment, if necessary, for the actual Restructuring Expenses incurred; provided, however, with respect to any Restructuring Expenses incurred through the Confirmation Date, to the extent any notice or objection period has not yet run as of the Effective Date, any such notice and objection periods shall survive after the Effective Date and, to the extent of any timely and successful objection to any Restructuring Fees, the recipient of such successfully challenged Restructuring Expenses shall be subject to disgorgement.

ARTICLE VI.	DISTRIBUTIONS.

6.1	Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

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6.2	Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

6.3	No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4	Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.5	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date. Neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors, the Reorganized Debtors, nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-debtor party to the applicable executory contract or unexpired lease, even if such non-debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6	Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of this Plan.

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6.7	Delivery of Distributions.

The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents;or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

6.8	Unclaimed Property.

One year from the later of (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of Claim that are not deliverable and remain unclaimed shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court. Notwithstanding the foregoing, if any General Unsecured Claims Distributions remain unclaimed for one year after attempted distribution, such undeliverable distributions shall be distributed, Pro Rata, to the holders of Allowed General Unsecured Claims against the Debtor entity that made such undeliverable distributions in accordance with Section 6.1 hereof.

6.9	Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10	Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11	Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional New Membership Interests shall be distributed. When any distribution would otherwise result in the issuance of a number of New Membership Interests that is not a whole number, the New Membership Interests subject to such distribution shall be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number;and (ii) fractions less than 1/2 shall be rounded to the next lower whole number. The total number of New Membership Interests to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Membership Interest or Fifty Dollars ($50.00) in Cash. Fractional New Membership Interests that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized CHC. The New Second Lien Convertible Notes and New Unsecured Notes each shall be issued in denominations of One Dollar ($1) or any integral multiples thereof and any other amounts shall be rounded down.

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6.12	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

6.13	Allocation of Distributions Between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Debtors), consideration received in respect of an Allowed Claim shall be allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest.

6.14	Exemption from Securities Laws.

(a)         The issuance of and the distribution under this Plan of the New Membership Interests and the New Unsecured Notes shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code. These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

(b)         The Rights Offering and the issuance and sale, as applicable, of the Subscription Rights and the New Second Lien Convertible Notes (and the New Membership Interests issuable upon conversation thereof) pursuant to the Rights Offering and to the Backstop Parties under the Backstop Agreement (including the New Second Lien Convertible Notes (and the New Membership Interests issuable upon the conversion thereof) comprising the Put Option Premium) is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Regulation D thereunder. Such securities will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, such as, under certain conditions, the resale provisions of Rule 144 of the Securities Act.

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6.15	Setoffs and Recoupments.

Each Debtor or Reorganized Debtor, as applicable, or such Entity’s designee, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all Claims, rights, and Causes of Action that such Debtor or Reorganized Debtor or its successors may hold against the holder of such Allowed Claim; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any Claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

6.16	Rights and Powers of Disbursing Agent.

(a)         The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)         To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.17	Withholding and Reporting Requirements.

(a)         In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)         Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

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(c)         The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority. If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.

7.1	Disputed Claims Generally.

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before: (a) the one-hundred and eightieth (180th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim;or (b) such later date as may be fixed by the Bankruptcy Court.

7.2	Objections to Professional Fee Claims.

Any objections to Professional Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement by the applicable Professional Person or (b) such later date as ordered by the Bankruptcy Court.

7.3	Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

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7.4	Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.5	Resolution of Disputed Claims

On and after the Effective Date, the Reorganized Debtors shall have the authority to litigate, compromise, settle, otherwise resolve or withdraw any objections to all Claims against the Debtors and to compromise and settle any such Disputed Claims without notice to or approval by the Bankruptcy Court or any other party; provided, however, that for so long as the Post-Effective Date Committee is in existence, the Post-Effective Date Committee shall have (i) consultation rights for the settlement of any General Unsecured Claims filed or asserted in the amount of Five Million Dollars ($5,000,000) or more and (ii) reasonable consent rights with respect to any settlement of a General Unsecured Claim that is settled for an Allowed General Unsecured Claim in excess of Five Million Dollars ($5,000,000). In the event the Post-Effective Date Committee does not consent to any such Claim settlement, the Reorganized Debtors shall have the right to seek approval of such Claim settlement by the Bankruptcy Court pursuant to Bankruptcy Rule 9019. Upon request, the Debtors or the Reorganized Debtors shall also provide the Post-Effective Date Committee with a spreadsheet of all General Unsecured Claims, which shall include the filed Claim amounts and any objections asserted thereto.

7.6	No Distributions Pending Allowance.

No payment or distribution provided under this Plan shall be made on account of a Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.7	Disputed Claims Reserve

(a)         There shall be withheld from the New Membership Interests(which withheld New Membership Interests shall not be issued by Reorganized CHC until such time as the respective Disputed Claims are resolved) and New Unsecured Notes to be distributed to holders of Allowed General Unsecured Claims an amount of New Membership Interests and New Unsecured Notes that would be distributable to Disputed General Unsecured Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). There shall also be withheld Cash in an amount that would be distributable to any Disputed Convenience Claims had such Disputed Claims been Allowed on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). The Disbursing Agent shall hold in the Disputed Claims Reserve all payments and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such dividends, payments, or other distributions shall be held for the benefit of (i) holders of Disputed General Unsecured Claims against any of the Debtors whose Claims are subsequently Allowed, (ii) holders of Disputed Convenience Claims against any of the Debtors whose Claims are subsequently Allowed, and (iii) other parties entitled thereto hereunder. To the extent any dividends would have been payable on any withheld New Membership Interests had such New Membership Interests been issued and distributed on the Effective Date, an amount equal to such dividends shall be held by Reorganized CHC for the benefit of (i) holders of Disputed General Unsecured Claims against any of the Debtors whose Claims are subsequently Allowed and (ii) other parties entitled thereto hereunder.

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(b)         The Debtors intend to seek a determination by the Bankruptcy Court of the estimated amount (either on an individual or aggregate basis) of Disputed General Unsecured Claims and the Disputed Convenience Claims for purposes of determining the a mount of New Membership Interests and New Unsecured Notes attributable to such Disputed Claims. The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve, of any taxes imposed on the Disputed Claims Reserve or its assets. In the event, and to the extent, any Cash in the Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets of the Disputed Claims Reserve (including any income that may arise upon the distribution of the assets in the Disputed Claims Reserve), assets of the Disputed Claims Reserve may be sold to pay such taxes. To the extent that a Disputed General Unsecured Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of the New Membership Interests, which Reorganized CHC shall issue to the Disbursing Agent(together with any amounts held on account of dividends on such withheld New Membership Interests), and New Unsecured Notes out of the Disputed Claims Reserve, to which such holder is entitled hereunder. To the extent that a Disputed Convenience Claim becomes an Allowed Claim after the Effective Date, the Disbursing Agent shall distribute to the holder thereof the distribution, if any, of Cash to which such holder is entitled hereunder out of the Disputed Claims Reserve. No interest shall be paid with respect to any Disputed Convenience Claim or any Disputed General Unsecured Claim that becomes an Allowed Claim after the Effective Date.

(c)         In the event the remaining withheld New Membership Interests and remaining New Unsecured Notes in the Disputed Claims Reserve are insufficient to satisfy all the Disputed Claims that have become Allowed and are due to be satisfied with distributions from the Disputed Claims Reserve, such Disputed Claims shall be satisfied Pro Rata or ratably, as applicable, from such remaining New Membership Interests and remaining New Unsecured Notes, consistent with the proportional recoveries provided by the Plan and as set forth in Exhibit C to the Disclosure Statement. After all New Membership Interests and New Unsecured Notes have been distributed, no further distributions shall be made in respect of Disputed Claims. At such time as all Disputed Claims have been resolved, any remaining withheld New Membership Interests shall be issued and any remaining New Unsecured Notes in the Disputed Claims Reserve shall be released from the Disputed Claims Reserve for distribution in accordance with Sections 4.7 and 5.8 hereof.

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7.8	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1	Assumption and Rejection of Executory Contracts and Unexpired Leases.

(a)         As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which the Debtors are party shall be deemed rejected except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is specifically designated on the Schedule of Assumed Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iii) is specifically designated on the Schedule of Rejected Contracts and Leases filed and served prior to commencement of the Confirmation Hearing, (iv) is specifically designated on the Schedule of Assumed Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, (v) is specifically designated on the Schedule of Rejected Aircraft Leases filed and served prior to commencement of the Confirmation Hearing, or (vi) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date. The Debtors reserve the right the modify the treatment of any particular executory contract or unexpired lease pursuant to this Plan, and any such modification shall be reasonably acceptable to the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

(b)         Subject to the occurrence of the Effective Date, the payment of any applicable Cure Amount, and the resolution of any Cure Dispute, the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections, assumptions, and assumptions and assignments provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated or provided in a separate order of the Bankruptcy Court, rejections or assumptions or assumptions and assignments of executory contracts and unexpired leases pursuant to this Plan are effective as of the Effective Date. Each executory contract and unexpired lease assumed pursuant to this Plan or by order of the Bankruptcy Court but not assigned to a third party before the Effective Date shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

(c)         Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed or assumed and assigned shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the Schedule of Assumed Contracts and Leases or Schedule of Assumed Aircraft Leases .

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(d)         Notwithstanding anything to the contrary contained in this Plan, subject to the terms and conditions of the Milestone Term Sheet as approved by the Bankruptcy Court, on the Effective Date, (i) the Milestone Committed Aircraft Lease Agreements shall be assumed and shall vest in and be fully enforceable against applicable Reorganized Debtor; (ii) any guarantee agreement or other Definitive Restructuring Document (as defined in the Milestone Term Sheet) that is not an executory contract, shall be reinstated pursuant to section 1123(a)(2) of the Bankruptcy Code and shall vest in and be fully enforceable against the applicable Reorganized Debtor; and (iii) the Milestone Incremental Aircraft Lease Agreements shall vest in and be fully enforceable against the applicable Reorganized Debtor.

8.2	Determination of Cure Disputes and Deemed Consent.

(a)         The Debtors shall file, as part of the Plan Supplement, the Schedule of Assumed Contracts and Leases and the Schedule of Assumed Aircraft Leases, which, if and where applicable, will indicate whether the executory contract or lease is also being assigned and to whom, and shall simultaneously serve a Cure Notice on parties to executory contracts or unexpired leases to be assumed or, if applicable, assigned, reflecting the Debtors’ intention to assume or assume and assign the contract or lease in connection with this Plan and, where applicable, setting forth the proposed Cure Amount (if any).

(b)         With respect to each executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to Cure any defaults of the Debtors existing as of the Confirmation Date shall be the Cure Amount set in the Cure Notice. The Cure Amount shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption of the relevant executory contract or unexpired lease. Upon payment in full of the Cure Amount, any and all proofs of Claim based upon an executory contract or unexpired lease that has been assumed in the Chapter 11 Cases or hereunder shall be deemed Disallowed and expunged without any further notice to or action by any party or order of the Bankruptcy Court.

(c)         If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assumption and assignment, such dispute shall be heard by the Bankruptcy Court prior to such assumption or assumption and assignment being effective. Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption or assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the Debtors’ notice of intent to assume or assume and assign, shall be deemed to have consented to such assumption or assumption and assignment and the Cure Amount (even if Zero Dollars ($0)), and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment or the amount of such Cure Amount thereafter.

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8.3	Rejection

In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective Estates, properties or interests in property, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of the rejection of such executory contract or unexpired lease, as set forth on the Schedule of Rejected Contracts and Leases or on the Schedule of Rejected Aircraft Leases or order of the Bankruptcy Court. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts and Leases, the Schedule of Rejected Contracts and Leases, and Schedule of Rejected Aircraft Leases.

8.4	Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents and agreements to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify any person for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes fraud, gross negligence, or willful misconduct. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors.

8.5	Compensation and Benefit Plans.

The Debtors shall file, as part of the Plan Supplement, the Schedule of Assumed Compensation and Benefit Plans. All employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, shall be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such policy or plan, as applicable, (i) has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is the subject of a separate motion to assume or reject pending on the Confirmation Date, (iii) is specifically listed on the Schedule of Rejected Contracts and Leases, or (iv) is otherwise expressly assumed or rejected pursuant to the Plan; provided, however, notwithstanding the foregoing, any such policy, plan or program that is (x) not listed on the Schedule of Assumed Compensation and Benefits Plan or Schedule of Assumed Contracts and Leases and (y) not terminable by the applicable employer without material liability to the Reorganized Debtors, shall be deemed rejected. For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

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8.6	Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts, shall be assumed by the applicable Debtor, and shall vest in the Reorganized Debtors and continue in full force and effect thereafter in accordance with their respective terms.

8.7	Reservation of Rights.

(a)         The Debtors may amend the Schedule of Assumed Contracts and Leases, the Schedule of Rejected Contracts and Leases, the Schedule of Assumed Aircraft Leases, and the Schedule of Rejected Aircraft Leases and any Cure Notice through 4:00 p.m. (Central Time) on the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and /or (ii) amend the proposed Cure; provided, however, that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to 4:00 p.m. (Central Time) on the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing. For the avoidance of doubt, any such amendments shall be reasonably acceptable in all respects to the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee.

(b)         Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

(c)         Except as otherwise provided in this Plan, or in a previously entered order of the Bankruptcy Court, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(d)         Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(e)         If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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ARTICLE IX.	CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1	Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied or waived in accordance with Section 9.2 of this Plan:

(a)         the Plan Documents are reasonably acceptable in all respects to (a) the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee and (b) the Individual Creditor Parties and the Milestone Parties, solely to the extent and under the circumstances provided for pursuant to Section 2(b) of the Plan Support Agreement; provided, however, any Plan Documents regarding organizational and governance matters of the Reorganized Debtors and Reorganized CHC, including, without limitation, the Reorganized CHC Operating Agreement, the Registration Rights Agreement, the Amended Certificate of Incorporation and the Amended By-Laws, shall be acceptable in all respects to the Requisite Plan Sponsors in their sole discretion, in consultation with the Debtors and the Creditors’ Committee (and, solely to the extent the terms of such agreement materially, adversely, disproportionately and directly affect the Individual Creditor Parties, in consultation with the Individual Creditor Parties);

(b)         the Debtors maintain unrestricted cash liquidity (i.e., cash, cash equivalents and unrestricted availability under any financing arrangement for general working capital purposes), without regard to the proceeds from the Rights Offering, in the amount set forth on Schedule 6(a)(xix) of the Plan Support Agreement (after accounting for payments to be made in connection with the Effective Date), or such lesser amount as reasonably determined by the Debtors, the Requisite Plan Sponsors and the Creditors’ Committee;

(c)         the Plan Support Agreement is in full force and effect;

(d)         the conditions to effectiveness of the Backstop Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Agreement is in full force and effect and binding on all parties thereto;

(e)         the Bankruptcy Court has entered the Confirmation Order and it is a Final Order, and which order is in all respects reasonably acceptable to the Debtors, Requisite Plan Sponsors and the Creditors’ Committee and, to the extent set forth in the Plan Support Agreement, Milestone and the Individual Creditor Parties;

(f)         all Restructuring Expenses have been paid in accordance with Section 5.23 hereof

(g)         all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

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(h)         the Confirmation Order has been recognized by the Canadian Court pursuant to the Canadian Recognition Proceeding; and

(i)         the Cayman Proceedings have been completed.

9.2	Waiver of Conditions Precedent.

(a)         Each of the Conditions Precedent to the occurrence of the Effective Date may be waived subject to the written consent, which shall not be unreasonably withheld, of the Debtors, the Requisite Plan Sponsors, and the Creditors’ Committee and, to the extent such waiver (i) materially, adversely, disproportionately, and directly impacts the treatment of any Claims of the Individual Creditor Parties, the consent of the Individual Creditor Parties, which shall not be unreasonably withheld, and (ii) materially and directly impacts the rights, interests of the Milestone Parties under the Milestone Term Sheet(including any agreements contemplated therein or related thereto) and the PK Financing Commitment Letter, the consent of Milestone, which shall not be unreasonable withheld. If any such condition precedent is waived pursuant to this Section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied. If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.19 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)         The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

ARTICLE X.	EFFECT OF CONFIRMATION.

10.1	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2	Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests. Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

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10.3	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any successor, assign, and affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their successors, assigns, and affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4	Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5	Injunction Against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective successors and assigns and present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation or the occurrence of the Effective Date.

10.6	Plan Injunction.

(a)         Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents and the Cayman Proceedings.

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(b)         By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including the injunctions set forth in this Section.

10.7	Releases.

(a)         Releases by the Debtors. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents and the Cayman Proceedings, for good and valuable consideration, including the contributions and service of the Released Parties, the Accepting Revolving Facility Lenders, and the Revolving Credit Facility Administrative Agent to the Chapter 11 cases, the reorganization of the Debtors, and the implementation of the Restructuring, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties, the Accepting Revolving Facility Lenders, and the Revolving Credit Facility Administrative Agent are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the transactions contemplated by Section 5.2 hereof, the Disclosure Statement, the Rights Offering, the Support Agreements, and this Plan and related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence; provided, however, that the releases provided for herein shall not affect any settlement approved or subject to approval by the Bankruptcy Court to the extent any releases provided for in such settlement differ from the releases contained in this Section 10.7(a).

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(b)         Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan, the Plan Documents, and the Cayman Proceedings, for good and valuable consideration, including the contributions and service of the Released Parties to the Chapter 11 Cases, the reorganization of the Debtors, and the implementation of the Restructuring, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or in the Confirmation Order, as an integral component of this Plan, the Released Parties are deemed forever released and discharged by the Releasing Parties, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the transactions contemplated by Section 5.2 hereof, the Disclosure Statement, the Rights Offering, the Support Agreements, and this Plan and related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, willful misconduct, or gross negligence; provided, however, that, for the avoidance of doubt, the releases provided for herein shall not release (i) any claim against any non-Debtor that has been asserted by the named plaintiff or any member of the class (provided that such class member does not timely opt out of the class) in Rudman v. CHC Group et al., 15-cv-3773-LAK, pending in the United States District Court for the Southern District of New York or (ii) any claim against any non-Debtor by any defendant in that proceeding arising from its role in connection with the securities offering at issue in such proceeding.

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10.8	Exculpation and Protected Party Injunction.

(a)         Exculpation. To the extent permitted by applicable law, the Creditors’ Committee and the Creditors’ Committee Members shall not have or incur, and the Creditors’ Committee and the Creditors’ Committee Members are hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Rights Offering, the Support Agreements, the transactions contemplated by Section 5.2 hereof, this Plan and all related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except to the extent arising out of or related to any act or omission of the Creditors’ Committee or a Creditors’ Committee Member that is a criminal act or constitutes intentional fraud, willful misconduct or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, injunctions, exculpations and any other applicable law or rules protecting the Creditors’ Committee and the Creditors’ Committee Members from liability. For the avoidance of doubt, nothing in this Plan or the Confirmation Order is intended to affect the police or regulatory activities of governmental agencies.

(b)         Protected Party Injunction. The Bankruptcy Court shall retain exclusive jurisdiction over any suit brought on any claim or Cause of Action against a Protected Party in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Rights Offering, the Support Agreements, the transactions contemplated by Section 5.2 hereof, this Plan and all related agreements, instruments, and other documents (including the Plan Supplement and other Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing, and any Entity bringing such suit shall do so in the Bankruptcy Court or such other court as the Bankruptcy Court may direct. The protections of this section 10.8(b) shall be in addition to, and shall not limit, all other releases, indemnities, injunctions, exculpations and any other applicable law or rules protecting the Protected Parties from liability. For the avoidance of doubt, nothing in this Plan or the Confirmation Order is intended to affect the police or regulatory activities of governmental agencies.

10.9	Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released or exculpated pursuant to this Plan.

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10.10	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.11	Waiver of Certain Avoidance Actions

On the Effective Date, the Reorganized Debtors shall be deemed to waive and release all Avoidance Actions against non-insider trade vendors and employees of the Reorganized Debtors as of the Effective Date.

10.12	Retention of Causes of Action and Reservation of Rights.

Except as expressly provided in Section 10.11 of this Plan, and subject to Sections 10.7, 10.8, and 10.9 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law. Subject to Sections 10.7, 10.8, and 10.9 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.13	Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; (d) any change of control resulting from the issuance, or mandatory conversion of the New Second Lien Convertible Notes; (e) any change of control resulting from the Cayman Proceedings; or (f) the Restructuring.

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ARTICLE XI.	RETENTION OF JURISDICTION.

11.1	Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)         to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)         to determine any motion, adversary proceeding, application, contested matter, and other litigated matter in the Chapter 11 Cases pending on or commenced after the entry of the Confirmation Order;

(c)         to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)         to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order and pursuant to the Cayman Proceedings;

(e)         to consider, if necessary, Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)          to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)         to issue and enforce injunctions and releases, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)         to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)          to hear and determine all Professional Fee Claims;

(j)          to resolve disputes concerning Disputed Claims and any reserves with respect to Disputed Claims or the administration thereof;

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(k)          to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, the Support Agreements, any transactions or payments in furtherance of either, or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)           to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m)         to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)          to hear and determine any disputes with the Post-Effective Date Committee as provided herein;

(o)          to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of taxes under section 505(b) of the Bankruptcy Code);

(p)          to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(q)          to hear and determine any disputes arising in connection with the interpretation, implementation, or enforcement of any Postpetition Aircraft Agreement;

(r)          to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(s)          to recover all Assets of the Debtors and property of the Estates, wherever located; and

(t)           to enter a final decree closing each of the Chapter 11 Cases.

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ARTICLE XII.	MISCELLANEOUS PROVISIONS.

12.1	Amendments.

(a)         Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)         Certain Technical Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court, subject to the consent rights set forth in the Plan Support Agreement; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Allowed Claims or Allowed Interests under this Plan.

12.2	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors, subject to the consent rights set forth in, and the terms and conditions of, the Plan Support Agreement. If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or Entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or Entity.

12.3	Dissolution of Creditors’ Committee

Except to the extent provided herein, upon the Effective Date, the current and former members of the Creditors’ Committee, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases; provided, however, that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (1) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (2) any appeals of the Confirmation Order, (3) any appeals to which the Creditors’ Committee is a named party; (4) any adversary proceedings or contested matters as of the Effective Date to which the Creditors’ Committee is a named party; and (5) responding to creditor inquiries for fourteen (14) days following the Effective Date. Following the completion of the Creditors’ Committee’s remaining duties set forth above, the Creditors’ Committee shall be dissolved, and the retention or employment of the Creditors’ Committee’s respective attorneys, accountants and other agents shall terminate.

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12.4	Post-Effective Date Committee

So long as the Creditors’ Committee does not terminate its obligations under the Plan Support Agreement, a Post-Effective Date Committee shall be formed on the Effective Date, with its rights as set forth in Section 7.5 hereof. The Post-Effective Date Committee shall consist of three (3) members appointed by and from the Creditors’ Committee and may adopt by-laws governing its conduct. The Reorganized Debtors will reimburse the Post-Effective Date Committee and its members (in such capacity) for reasonable and documented fees and out-of-pocket expenses, subject to the Post-Effective Date Committee Fee Cap. Unless the Post-Effective Date Committee votes to disband earlier, the existence of the Post-Effective Date Committee, and all rights and powers associated therewith, shall terminate on the date on which all Disputed General Unsecured Claims have been resolved.

12.5	Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security or other property hereunder, including, to the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, including pursuant to the transactions contemplated by Section 5.2 hereof, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, and any transfer of title to or ownership of any of the Debtors’ interests in any Aircraft Equipment, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax. In furtherance thereof, and to the fullest extent permitted by applicable law, any such issuance, transfer, or exchange shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code.

12.6	Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors. Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code. Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

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12.7	Severability.

Subject to Section 5.19 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Requisite Plan Sponsors and the Creditors’ Committee, not to be unreasonably withheld, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.8	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.9	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.10	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.11	Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, the Confirmation Order and the Cayman Proceedings shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan; provided, however, the Plan Support Agreement and Backstop Agreement shall not be so superseded solely to the extent such agreements contain covenants or other obligations that apply to the period after the Effective Date.

12.12	Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

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12.13	Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.14	Expedited Tax Determination.

The Reorganized Debtors may request an expedited determination of U.S. federal, state, or local taxes under section 505(b) of the Bankruptcy Code for all returns filed on or on behalf of the Debtors or the Reorganized Debtors for all taxable periods through the Effective Date.

12.15	Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)	If to the Debtors or Reorganized Debtors:

CHC Group Ltd.
600 E. Las Colinas Blvd., Suite 1000
Irving, Texas 75039
Attn:	Hooman Yazhari
Telephone: (214) 262-7300
Email:	hooman.yazhari@chc.ca

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:	Gary T. Holtzer, Esq.
Kelly DiBlasi, Esq.
Telephone: (212) 310-8000
Email:	gary.holtzer@weil.com
kelly.diblasi@weil.com

– and –

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attn:	Stephen A. Youngman, Esq.
Telephone: (214) 746-7770
Email:	stephen.youngman@weil.com

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(b)	If to the Plan Sponsors:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park, Bank of America Tower
New York, NY 10036
Attn:	Michael S. Stamer, Esq.
James Savin, Esq.
Jason Rubin, Esq.
Telephone: (212) 872-1000
Email:	mstamer@akingump.com
jsavin@akingump.com
jrubin@akingump.com

(c)	If to the Creditors’ Committee:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn:	Douglas Mannal, Esq.
Anupama Yerramalli, Esq.
Rachael Ringer, Esq.
Telephone: (212) 715-9100
Email:	dmannal@kramerlevin.com
ayerramalli@kramerlevin.com
rringer@kramerlevin.com

– and –

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Gardere Sewell Wynne LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201
Attn:	Marcus Helt, Esq.
Telephone: (214) 999-3000
Email:	mhelt@gardere.com

(d)	If to the Individual Creditor Parties:

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attn: Steven B. Levine, Esq.
Email:	SLevine@brownrudnick.com

(e)	If to Milestone:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attn:	Michael G. Burke
Email:	mgburke@sidley.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.16	Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

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CHC Group Ltd.	CHC Hoofddorp B.V.
6922767 Holding SARL	CHC Leasing (Ireland) Limited(n/k/a CHC
Capital Aviation Services B.V.	Leasing (Ireland) Designated Activity Company)
CHC Cayman ABL Borrower Ltd.	CHC Netherlands B.V.
CHC Cayman ABL Holdings Ltd.	CHC Norway Acquisition Co AS
CHC Cayman Investments I Ltd.	Heli-One (Netherlands) B.V.
CHC Den Helder B.V.	Heli-One (Norway) AS
CHC Global Operations (2008) ULC	Heli-One (U.S.) Inc.
CHC Global Operations Canada (2008) ULC	Heli-One (UK) Limited
CHC Global Operations International ULC	Heli-One Canada ULC
CHC Helicopter (1) S.à r.l.	Heli-One Holdings (UK) Limited
CHC Helicopter (2) S.àr.l.	Heli-One Leasing (Norway) AS
CHC Helicopter (3) S.à r.l.	Heli-One Leasing ULC
CHC Helicopter (4) S.à r.l.	Heli-One USA Inc.
CHC Helicopter (5) S.à r.l.	Heliworld Leasing Limited
CHC Helicopter Australia Pty Ltd	Integra Leasing AS
CHC Helicopter Holding S.à r.l.	Lloyd Bass Strait Helicopters Pty. Ltd.
CHC Helicopter S.A.	Lloyd Helicopter Services Limited
CHC Helicopters (Barbados) Limited	Lloyd Helicopter Services Pty. Ltd.
CHC Helicopters (Barbados) SRL	Lloyd Helicopters International Pty. Ltd.
CHC Holding (UK) Limited	Lloyd Helicopters Pty. Ltd.
CHC Holding NL B.V.	Management Aviation Limited

By:	/s/ Robert Del Genio
Name: Robert Del Genio
Title: Chief Restructuring Officer

[FOURTH AMENDED JOINT CHAPTER 11 PLAN OF CHC GROUP LTD. AND ITS AFFILIATED DEBTORS]